Filed Pursuant to Rule 424(b)(3)

Registration No. 333-234364

PROSPECTUS

PRECISION OPTICS CORPORATION, INC.

OFFERING UP TO 760,000 SHARES OF COMMON STOCK

This prospectus relates to the sale or other disposition of up to 760,000 shares of our common stock by selling stockholders. We are not selling any securities in this offering and therefore, we will not receive any proceeds from this offering or the sale or other disposition of common stock by the selling stockholders. All costs associated with this registration will be borne by us. Our common stock is quoted on the OTCQB under the symbol “PEYE.” On November 26, 2019, the last reported sale price of our common stock on the OTCQB was $1.50 per share.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE

SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS.

SEE “RISK FACTORS” BEGINNING ON PAGE 4.

You should rely only on the information provided in this prospectus or any supplement to this prospectus and information incorporated by reference. We have not authorized anyone else to provide you with different information. Neither the delivery of this prospectus nor any distribution of the shares of common stock pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 27, 2019.

PRECISION OPTICS CORPORATION, INC.

PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the financial statements and the notes relating to the financial statements.

ABOUT US

We incorporated in Massachusetts in December 1982 and have been publicly-owned since November 1990. References to our Company contained herein include our two wholly-owned subsidiaries, Precise Medical, Inc. and Wood’s Precision Optics Corporation, Limited, except where the context otherwise requires. Effective June 1, 2019 we acquired the operating assets of Ross Optical Industries, Inc. of El Paso, Texas, which we began operating as a division of our Company beginning on that date. The accompanying financial statements include the results of operations of the Ross division for June 2019 and its assets and liabilities as of June 30, 2019. Our websites are www.poci.com and www.rossoptical.com. Information contained on our websites does not constitute part of this prospectus.

We have been developing and manufacturing advanced optical instruments since 1982. Today, the majority of our business is the design and manufacture of high-quality medical devices. Approximately 8% of our revenue in fiscal year 2019 is from the design, manufacture and resale of optical products for military and defense and 13% for other industrial, non-medical products. Our medical instrumentation line includes traditional endoscopes and endocouplers as well as other custom imaging and illumination products for use in minimally invasive surgical procedures. Much of our recent development efforts have been targeted at the development of next generation endoscopes. Over the last ten years, we have funded internal research and development programs to develop next generation capabilities for designing and manufacturing 3D endoscopes and very small Microprecision™ lenses, anticipating future requirements as the surgical community continues to demand smaller and more enhanced imaging systems for minimally invasive surgery. Our unique proprietary technology in these areas, combined with recent developments in the areas of 3D displays and millimeter sized CMOS image sensors, has allowed us to begin commercialization of these technologies. Thus, approximately 30-40% of our revenues in each of the fiscal years 2017, 2018 and 2019 were derived from engineering and design services we performed for our customers to incorporate our technologies and capabilities into their medical device products. We believe that new products based on these technologies provide enhanced imaging for existing surgical procedures which help to enable development of many new medical device products and related medical procedures. Approximately 50-70% of our total revenues in fiscal years 2017, 2018 and 2019 were derived from the assembly and manufacture of endoscopic medical devises, sub-assemblies and optical components ordered by our customers and usually developed from the engineering and design services we perform for them. We expect sales revenue increases to come from the orders from our customers to manufacture the products we help them engineer and design.

Effective June 1, 2019 we acquired the operating assets of Ross Optical Industries, Inc. of El Paso, Texas, which we began operating as a division of our Company beginning on that date. The accompanying financial statements include the results of operations of the Ross Optical division for June 2019 and the assets and liabilities of the division as of June 30, 2019. The acquisition of the assets of Ross Optical Industries effective June 1, 2019 expands our optics components and assemblies business. All products supplied by Ross Optical include a custom or catalog optic, which is sourced through Ross Optical’s extensive domestic and worldwide network of optical fabrication companies. Most systems make use of optical lenses, prisms, mirrors and windows and range from individual optical components to complex mechano-optical assemblies. Products often include thin film optical coatings that are applied using the in-house coating department. Approximately 80% or more of Ross Optical revenues are to customers in the United States with the balance principally to Canada and Western Europe. Ross Optical’s sales are mostly resale of specialized optical components with the remainder being assemblies. Ross Optical does not perform revenue generating engineering services or internal research and development.

The Ross Optical division sales are primarily optical components and assemblies for industrial applications in addition to medical and military uses. By combining the unique capabilities of our company with the Ross Optical division we believe there are opportunities for expanded sales of each division products and services throughout the combined customer base. Additionally, we believe Ross’ expanded worldwide vendor relationships will benefit our traditional efforts to source materials at competitive prices for our development projects and manufacturing activities.

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SUMMARY FINANCIAL DATA

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus and any prospectus supplement, including the financial statements and their explanatory notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making a decision to invest in our common stock. The information contained in the following summary is derived from our unaudited consolidated financial statements for the quarter ended September 30, 2019 and the audited consolidated financial statements for the fiscal years ended June 30, 2019 and 2018.

	Fiscal Year ended June 30
	2019	2018
	(audited)
Revenues	$6,804,169	$4,038,048
Cost of goods sold	4,681,691	2,556,130
Gross profit	2,122,478	1,481,918
Research and development expenses, net	505,300	456,377
Selling, general and administrative expenses	2,101,610	1,374,160
Business acquisition expenses	128,111	–
Total operating expenses	2,735,021	1,830,537

Interest expense	(1,416)	(1,859)
Provision for income taxes	912	912

Net loss	$(614,871)	$(351,390)

Loss per share:
Basic and fully diluted	$(0.05)	$(0.04)

Weighted average common shares outstanding:
Basic and fully diluted	11,486,079	9,826,151

2

	Three Months Ended September 30,
	2019	2018
Revenues	$2,514,984	$1,559,458
Cost of Goods Sold	1,540,867	1,096,951
Gross Profit	974,117	462,507
Research and Development Expenses, net	152,154	100,798
Selling, General and Administrative Expenses	907,845	660,489
Total Operating Expenses	1,059,999	761,287

Operating Loss	(85,882)	(298,780)

Interest Expense	(228)	(505)

Net Loss	$(86,110)	$(299,285)

Loss Per Share:
Basic and Diluted	$(0.01)	$(0.03)

Weighted Average Common Shares Outstanding:
Basic and Diluted	12,832,389	10,261,269

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THE OFFERING

Common stock outstanding as of November 14, 2019 (1)	12,868,639 shares

Common stock to be registered	760,000

Use of proceeds	We will not receive any proceeds from the sale or other disposition of common stock by the selling stockholders.

Stock symbol	PEYE

______________________

(1)	This number includes the 760,000 shares of common stock issued in the 2019 private placement described below in the section entitled “The Transactions.”

THE TRANSACTIONS

Private Placement of Common Stock July 2019

On July 1, 2019, we entered into agreements with accredited investors for the sale and purchase of 760,000 shares of our common stock, $0.01 par value, at a per unit price of $1.25 per share. We received $950,000 in gross proceeds from the offering. We used the net proceeds from this placement for the purchase of the assets of Ross Optical.

In conjunction with the placement, we also entered into a registration rights agreement with the investors, whereby we are obligated to file a registration statement with the Securities Exchange Commission on or before 120 calendar days after July 1, 2019 to register the resale by the investors of the 760,000 shares of the common stock purchased in the placement.

The selling stockholders who participated in the July 1, 2019 private placement are as follows:

Name	Common Shares Purchased in the July 2019 Offering	Aggregate Purchase Price
Sandra F. Pessin	200,000	$250,000
John Carter Lipman	160,000	200,000
Brian L. Pessin	80,000	100,000
Saxony 1999 Dynastic Trust	80,000	100,000
Stephen Dreier	80,000	100,000
Sylvia Potter Family LP	40,000	50,000
Michael Potter	40,000	50,000
Northern Valley Partners, LLC	40,000	50,000
Horat II, LLC	20,000	25,000
Entrust Group Inc. FBO Jay Tuli IRA #723000908	20,000	25,000
TOTAL	760,000	$950,000

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RISK FACTORS

Risks Related to Our Business

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should give careful consideration to the following risk factors, in addition to the other information included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2019 filed with the Securities and Exchange Commission on September 26, 2019. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

We have a history of losses, we may continue to incur losses and not achieve profitability in the near term; and we may need to raise additional funds.

During the years ended June 30, 2019 and 2018, we incurred net losses of $614,871 and $351,390, respectively. During the quarters ended September 30, 2019 and 2018, we incurred net losses of $86,110 and $299,285, respectively. Our accumulated deficit at June 30, 2019 amounted to $45,636,993. Our accumulated deficit at September 30, 2019 amounted to $45,723,103. We had working capital of $2,757,161 and $481,876 as of June 30, 2019 and 2018, respectively. During the year ended June 30, 2019, net cash used in operating activities amounted to $1,031,693. During the quarter ended September 30, 2019, net cash provided by operating activities amounted to $1,347. We may continue incurring losses for the foreseeable future and not achieve sustained profitability in the near term. We must generate sufficient cash flow or raise additional capital to pursue our product development initiatives, and penetrate markets for the sale of our products. If required we believe that we have access to capital resources through possible public or private equity offerings, debt financings, corporate collaborations, strategic alliances, or other means. However, if we are unable to secure adequate additional capital when needed, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations.

We may not realize the opportunities from the Ross Optical acquisition.

On July 1, 2019, we closed on an asset purchase agreement with Ross Optical Industries, Inc. and its shareholders to acquire substantially all of the assets of Ross Optical. The Ross Optical division sales are primarily optical components and assemblies for industrial applications in addition to medical and military uses. By combining the unique capabilities of our company with the Ross Optical division we believe there are opportunities for expanded sales of each division’s products and services throughout the combined customer base. Additionally, we believe Ross’ expanded worldwide vendor relationships will benefit our traditional efforts to source materials at competitive prices for our development projects and manufacturing activities. The success of the Ross Optical acquisition will continue to depend, in part, on our ability to realize the anticipated growth opportunities from integrating the acquired business with our business, including integrating its product lines into our offering of products and services. Our success also depends on the successful integration of our and the acquired business’s operations and information and financial systems. We cannot assure you that we will be able to realize such opportunities or that our management will not be distracted by the integration of the acquired business.

We rely on a small number of customers who may not consistently purchase our products in the future and if we lose any one of these customers, our revenues may decline.

In the fiscal year ended June 30, 2019, our three largest customers represented approximately 18%, 13% and 11%, respectively, of our total revenues. In the fiscal year ended June 30, 2018, our two largest customers represented approximately 16% and 14%, respectively, of our total revenues. No other customer accounted for more than 10% of our revenues during those periods. At June 30, 2019, our largest customer account receivable balance was 12% of total accounts receivable. At June 30, 2018, our four largest account receivable balances were 22%, 16%, 13%, and 13%, respectively, of the total accounts receivable.

In the future, a small number of customers may continue to represent a significant portion of our total revenues in any given period. These customers may not consistently purchase our products at a particular rate over any subsequent period. A loss of any of these customers could adversely affect our revenues.

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We could suffer unrecoverable losses on our customers’ accounts receivable, which would adversely affect our financial results.

At June 30, 2019, our largest customer account receivable balance was 12% of total accounts receivable. While we believe we have a varied customer base and have experienced strong collections in the past, we may experience changes in our customer base, including reductions in purchasing commitments, which could also have a material adverse effect on our revenues and liquidity. Additionally, our customers could become unable or unwilling to pay amounts owed to us. During fiscal 2018, we recorded a $227,500 reserve against accounts receivable amounts owed to us by one customer that has not been able to pay us for design services we provided. We have not purchased insurance on our accounts receivable balances. Large uncollectible accounts receivable balances could have a material adverse effect on our financial condition.

We rely heavily upon the talents of our Chief Executive Officer and our President of the Ross Optical Division, the loss of whom could damage our business.

Our performance depends, to a large extent, on a small number of key scientific, technical, managerial and manufacturing personnel. In particular, we believe our success is highly dependent upon the services and reputation of our Chief Executive Officer, Dr. Joseph N. Forkey and our President of the Ross Optical division, Mr. Divaker Mangadu. The loss of Dr. Forkey’s services could damage our business. Dr. Forkey provides highly valuable contributions to our capabilities in optical instrument development, in management of new technology and in potentially significant longer-term Company initiatives. The loss of Mr. Mangadu could damage the operations of the Ross Optical division as Mr. Mangadu provides highly valuable contributions to the effective operation of Ross including its sales, customer and vendor relationships, production activities and overall administration. We do not carry key-man life insurance on Dr. Forkey or Mr. Mangadu.

We must continue to be able to attract employees with the scientific and technical skills that our business requires and if we are unable to attract and retain such individuals, our business could be severely damaged.

Our ability to attract employees with a high degree of scientific and technical talent is crucial to the success of our business. There is intense competition for the services of such persons and we cannot guarantee that we will be able to attract and retain individuals possessing the necessary qualifications. If we cannot attract such individuals, we may not be able to perform the necessary design services for our customers or produce our products causing damage to our business or an inability to meet customer demand or increase revenues.

We are subject to a high degree of regulatory oversight and, if we do not continue to receive the necessary regulatory approvals, our revenues may decline.

The FDA has granted us clearance to manufacture and market the medical products we currently sell in the United States. However, prior FDA approval may be required before we can market additional medical products that we may develop in the future. We may also seek to sell current or future medical products in a manner that requires us to obtain FDA permission to market such products. We may also require the regulatory approval or license of other federal, state or local agencies or comparable agencies in other countries.

We may lose the FDA’s permission to manufacture and market our current products or may not obtain the necessary regulatory permission, approvals or licenses for the manufacturing or marketing of any of our future products. Also, we cannot predict the impact on our business of FDA regulations or determinations arising from future legislation or administrative action. If we lose the FDA’s permission to manufacture and market our current products or we do not obtain regulatory permission to manufacture and market our future products, our revenues may decline and our business may be harmed.

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We face risks inherent in product development and production under fixed-price purchase orders and these purchase orders may not be profitable over time.

A portion of our business has been devoted to research, development and production under fixed-price purchase orders. For our purposes, a fixed-price purchase order is any purchase order under which we will provide products or services for a fixed-price over an extended period of time, usually six months or longer. Fixed-price purchase orders represented approximately 25% to 50% of our total revenues during the last several years. We expect that revenues from fixed-price purchase orders will continue to represent a significant portion of our total revenues in future fiscal years.

Because they involve performance over time, we cannot predict with certainty the expenses involved in meeting our obligations under fixed-price purchase orders. Therefore, we can never be sure at the time we enter into any single fixed-price purchase order that such purchase order will continue to be profitable for us throughout the fixed-price period.

We primarily perform engineering and manufacturing services for our customers who could decide to use another vendor for these services in the future.

A significant portion of our revenues are derived from engineering and manufacturing services that we perform to design and fabricate medical device products or sub-assemblies of medical device products for our customers who in turn sell the products to the end users. Our customers typically own the proprietary rights to and control commercial distribution of the final products. Therefore, in many of these cases we do not own the proprietary rights to the medical device products that we manufacture or that our sub-assemblies are made a part of. Our customers could decide to use other suppliers for these services based on cost, quality, delivery time, production capacities, competitive and regulatory considerations or other factors. Thus, revenues from our customers and the products and services we provide them are subject to significant fluctuation on a product to product basis from period to period.

We resell products we purchase from third parties and our customers could decide to use another vendor from whom to acquire those products.

Our new division Ross Optical which we acquired effective June 1, 2019 primarily acquires specialized optical components and assemblies from third parties pursuant to specifications provided from its customers, inspects and sometimes further processes those products before reselling them to its customers. Because Ross Optical does not manufacture the optical components and assemblies or own the intellectual property rights to the products, its customers could choose to obtain those products and services from other sources or could apply pressure to Ross Optical to lower its prices resulting in reduced future gross margins and operating results.

Third parties may infringe on our intellectual property and, as a result, we could incur significant expense in protecting our patents or not have sufficient resources to protect them.

We utilize a number of licensed patents that are important to our business. In July 2011, we entered into an asset purchase agreement with Intuitive Surgical Operations, Inc., in which we received $2.5 million in connection with the sale of certain intellectual property. Pursuant to the agreement, we agreed to assign to Intuitive Surgical all of the issued and non-expired patents and pending patent applications we held at the time of the agreement and, in return, Intuitive Surgical agreed to grant to us a royalty-free, worldwide license to these patents in fields outside of medical robotics.

Although we are not currently aware of any past or present infringements of our patents, we plan, jointly with Intuitive Surgical, to protect these patents from infringement and obtain additional patents whenever feasible. To this end, we have obtained confidentiality agreements from our employees and consultants and others who have access to the design of our products and other proprietary information. Protecting and obtaining patents, however, is both time consuming and expensive. We therefore may not have the resources necessary to assert all potential patent infringement claims or pursue all patents that might be available to us. If our competitors or other third parties infringe on our patents, our business may be harmed.

7

Third parties may claim that we have infringed on their patents and, as a result, we could be prohibited from using all or part of any technology used in our products.

Should third parties claim a proprietary right to all or part of any technology that we use in our products, such a claim, regardless of its merit, could involve us in costly litigation. If successful, such a claim could also result in us being unable to freely use the technology that was the subject of the claim, or sell products embodying such technology. If we engage in litigation, our expenses may increase and our business may be harmed. If we are prohibited from using a particular technology in our products, our revenues may decline and our business may be harmed.

We depend on the availability of certain key supplies and services that are available from only a few sources and if we experience difficulty with a supplier, we may have difficulty finding alternative sources of these supplies or services.

We require certain key supplies to develop and manufacture our products, particularly our precision grade optical glass, which is available from only a few sources, each of which is located outside of the United States. Additionally, we rely on outside vendors to grind and polish certain of our lenses and other optical components, such as prisms and windows. We also rely on a limited number of suppliers for specialized CMOS sensors and the electronic wiring of those sensors. Based upon our ordering experience to date, we believe the materials and services required for the production of our products are currently available in sufficient quantities to meet our needs. Our requirements are small relative to the total supply, and we are not currently encountering problems with availability. However, this does not mean that we will continue to have timely access to adequate supplies of essential materials and services in the future or that supplies of these materials and services will be available on satisfactory terms when the need arises. Our business could be severely damaged if we become unable to procure these essential materials and services in adequate quantities and at acceptable prices.

From time to time, subcontractors may produce some of our products for us, and our business is subject to the risk that these subcontractors fail to make timely delivery. Our products and services are also used as components of the products and services of other manufacturers. We are therefore subject to the risk that manufacturers who integrate our products or services into their own products or services are unable to acquire essential supplies and services from third parties in a timely fashion. If this occurs, we may not be able to deliver our products on a timely basis and our revenues may decline.

Our customers may claim that the products we sold them were defective and if our insurance is not sufficient to cover such a claim, we would be liable for the excess.

Like any manufacturer, we are and always have been exposed to liability claims resulting from the use of products we assist in developing, manufacture and supply to our customers. Additionally, the products we supply could be used in conjunction with other products in medical device applications, such as certain endoscope products claimed to be associated with surgical suite contamination resulting from their intended re-use and re-sterilization. We maintain product liability insurance to cover us in the event of liability claims, and as of September 26, 2019, no such claims have been asserted or threatened against us. However, our insurance may not be sufficient to cover all possible future product claims, costs and any resulting liabilities.

We would be liable if our business operations harmed the environment and a failure to maintain compliance with environmental laws could severely damage our business.

Our operations are subject to a variety of federal, state and local laws and regulations relating to the protection of the environment. From time to time, we use hazardous materials in our operations. Although we believe that we are in compliance with all applicable environmental laws and regulations, our business could be severely damaged by any failure to maintain such compliance.

8

Our quarterly financial results vary quarter to quarter and depend on many factors. As a result, we cannot predict with a high degree of certainty our operating results in any particular fiscal quarter.

Our quarterly operating results may vary significantly depending upon factors such as:

—	the timing of completion of significant customer orders;

—	the timing and amount of our research and development expenditures;

—	the costs of initial product production in connection with new products;

—	the timing of new product introductions—both by us and by our competitors;

—	the timing and level of market acceptance of new products or enhanced versions of our existing products;

—	our ability to retain existing customers and customers’ continued demand for our products and services;

—	our customers’ inventory levels, and levels of demand for our customers’ products and services; and

—	competitive pricing pressures.

We may not be able to grow or sustain revenues or achieve or maintain profitability on a quarterly or annual basis and levels of revenue and/or profitability may vary from one such period to another.

Some of our competitors are large, well-financed companies who have research and marketing capabilities that are superior to ours.

The industries in which we operate are highly competitive. Many of our existing and potential competitors have greater financial resources and manufacturing capabilities, more established and larger marketing and sales organizations and larger technical staffs than we have. Other companies, some with greater experience in the optics, semiconductor or medical products industries, are seeking to produce products and services that compete with our products and services.

Ross Optical is subject to tariffs and regulatory scrutiny, and it faces the risk of changes to this regulatory environment and business in the future.

Ross Optical is ISO and ITAR registered and currently imports, exports, and manufactures optical products for the defense industry, some of which are controlled by regulations promulgated by the U.S. Departments of State and Commerce. If Ross Optical fails to comply with the terms of these regulations and registrations, it may lose its ITAR registration or suffer other consequences, such as the withdrawal or suspension of approvals, suspension of imports, exports or production, or the imposition of fines or other penalties.

There is also the risk that new laws or regulations or changes in enforcement practices applicable to the business of Ross Optical could be imposed, which may adversely affect its ability to compete effectively with other institutions that are not affected in the same way or which may impact its supplier and customers. In addition, regulation imposed on market participants generally, such as the proposed China tariff increases announced by President Trump could negatively affect the overall profitability of Ross Optical’s international business.

These developments could impact Ross Optical’s profitability, or even make it uneconomical for Ross Optical to continue to conduct all or certain of its business, or could cause Ross Optical to incur significant costs associated with adjusting its business to these changes.

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RISKS RELATED TO OUR STOCK

Trading in our common stock is limited and the price of our common stock may be subject to substantial volatility.

 Our common stock is quoted on OTCQB, the OTC market tier for companies that report to the SEC, under the symbol PEYE. We expect our common stock to continue to be quoted on the OTCQB for the foreseeable future. Broker-dealers may decline to trade in OTCQB stocks given the market for such securities is often limited, the stocks are more volatile and the risk to investors is greater. These factors may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of their shares. This could cause our stock price to decline.

Additionally, the price of our common stock may be volatile as a result of a number of factors, including, but not limited to, the following:

—	our ability to successfully conceive and to develop new products and services to enhance the performance characteristics and methods of manufacture of existing products;

—	our ability to retain existing customers and customers’ continued demand for our products and services;

—	the timing of our research and development expenditures and of new product introductions;

—	the timing and level of acceptance of new products or enhanced versions of our existing products; and

—	price and volume fluctuations in the stock market at large which do not relate to our operating performance.

“Penny stock” rules may make buying or selling our securities difficult which may make our stock less liquid and make it harder for investors to buy and sell our securities.

Trading in our securities is subject to the SEC’s “penny stock” rule and we anticipate that trading in our securities will continue to be subject to the penny stock rules for the foreseeable future. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from recommending transactions in our securities, which could severely limit the liquidity of our securities and consequently adversely affect the market price for our securities.

We are contractually obligated to issue shares in the future, diluting your interest in us.

As of September 30, 2019, there were 2,007,000 shares of our common stock issuable upon exercise of stock options outstanding, at a weighted average exercise price of $0.92 per share. As of June 30, 2019, a total of 655,898 shares of our common stock are reserved for issuance under our 2011 Equity Incentive Plan. We expect to issue additional shares and options to purchase shares of our common stock to compensate employees, consultants and directors, and we may issue additional shares to raise capital. Any such issuances will have the effect of further diluting the interest of the holders of our securities.

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RISKS RELATED TO THE OFFERING

The market price of our common stock may be volatile, and the value of stockholders’ investment could decline significantly.

The trading price for our common stock has been, and we expect it to continue to be, volatile. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results, our financial situation, announcements of new products by us or our competitors, our ability or inability to raise the additional capital we may need and the terms on which we raise it, and general market and economic conditions. Some of these factors are beyond our control. Broad market fluctuations may lower the market price of our common stock and affect the volume of trading in our stock, regardless of our financial condition, results of operations, business or prospects. It is impossible to assure you that the market price of our shares of common stock will not fall in the future.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements.  Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Risk Factors” section. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive any proceeds from the sale or other disposition of common stock by the selling stockholders.

SELLING SECURITY HOLDERS

Based upon information available to us as of November 14, 2019 the following table sets forth the names of the selling stockholders, the number of shares owned, the number of shares registered by this registration statement and the number and percent of outstanding shares that the selling stockholders will own, assuming all of the shares are sold. The information provided in the table and discussions below has been obtained from the selling stockholders. The selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933. As used in this prospectus, “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling stockholder as a gift, pledge, distribution or other transfer.

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Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or entity identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Name of Selling Security Holder	Beneficial Ownership Before Offering (1), (3)	Percentage of Outstanding Shares Owned Prior to Offering (2)	Number of Shares Offered (3)	Number of Shares Beneficially Owned After Offering (3)	Percentage of Shares Owned After Offering (2), (3)
Sandra F. Pessin (4)	963,334	7.5%	200,000	763,334	5.9%
John Carter Lipman (5)	160,000	1.2%	160,000	0	*
Brian L. Pessin (6)	240,000	1.9%	80,000	160,000	1.2%
Saxony 1999 Dynastic Trust (7)	240,000	1.9%	80,000	160,000	1.2%
Stephen Dreier (8)	80,000	*	80,000	0	*
Sylvia Potter Family LP (9)	40,000	*	40,000	0	*
Michael Potter (10)	40,000	*	40,000	0	*
Northern Valley Partners, LLC (11)	40,000	*	40,000	0	*
Horat II, LLC (12)	20,000	*	20,000	0	*
Entrust Group Inc. FBO Jay Tuli IRA #723000908 (13)	20,000	*	20,000	0	*
TOTAL			760,000

* Percentage of shares owned does not exceed one percent.

(1)	The column includes common stock beneficially owned under Rule 13(d)-3 of the Exchange Act, including shares being registered by this prospectus and shares that may be acquired upon exercise of warrants or options.

(2)	Based on 12,868,639 shares outstanding as of November 14, 2019. We calculated the percentages based on the actual number of shares outstanding, not including shares issuable upon exercise of warrants or options.

(3)	These numbers assume the selling stockholders sell all of their shares being registered by this prospectus, and they do not sell any of the other common stock they own on October 18, 2019 that is not included in this registration statement.

(4)	Sandra F. Pessin beneficially owns 963,334 shares of common stock, 233,334 of which were acquired in the August 22, 2017 private placement, 530,000 of which were acquired in the October 2018 private placement and 200,000 of which were acquired in the July 2019 private placement. We relied, in part, on a Schedule 13D/A jointly filed with the SEC on July, 5, 2019 by Norman H. Pessin and Sandra F. Pessin for this information.

(5)	John Carter Lipman beneficially owns 160,000 shares of common stock acquired in the July 2019 private placement.

(6)	Brian L. Pessin beneficially owns 240,000 shares of common stock, 160,000 of which were acquired in the October 2018 private placement and 80,000 of which were acquired in the July 2019 private placement.

(7)	Saxony 1999 Dynastic Trust beneficially owns 240,000 shares of common stock, 160,000 of which were acquired in the October 2018 private placement and 80,000 of which were acquired in the July 2019 private placement.

(8)	Stephen Dreier beneficially owns 80,000 shares of common stock acquired in the July 2019 private placement.

(9)	Sylvia Potter Family Limited Partnership beneficially owns 40,000 shares of common stock acquired in the July 2019 private placement.

(10)	Michael Potter beneficially owns 40,000 shares of common stock acquired in the July 2019 private placement.

(11)	Northern Valley Partners, LLC beneficially owns 40,000 shares of common stock acquired in the July 2019 private placement.

(12)	Horat II, LLC beneficially owns 20,000 shares of common stock acquired in the July 2019 private placement.

(13)	Entrust Group Inc. FBO Jay Tuli IRA #723000908 beneficially owns 20,000 shares of common stock acquired in the July 2019 private placement.

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PLAN OF DISTRIBUTION

The selling stockholders, which, as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement, of which this prospectus is a part, is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, or the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers who may in turn sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement, of which this prospectus constitutes a part, effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

The following description of our capital stock and provisions of our Articles of Organization, as amended, and Bylaws, each as amended, is only a summary. You should also refer to our Articles of Organization, as amended, a copy of which is incorporated by reference as an exhibit to the registration statement, of which this prospectus is a part, and our Bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to a total of 50,000,000 shares of common stock, par value $0.01 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no rights under our Articles of Organization, as amended, or our Bylaws regarding dividends unless and until dividends are declared by the board of directors, nor do they have any rights under our Articles of Organization, as amended, or our Bylaws regarding preemption rights. Each outstanding share of common stock is, and all shares of common stock to be issued in this offering, when they are paid for will be, fully paid and non-assessable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities being registered was employed for such purpose on a contingency basis, or had, or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us or any of our subsidiaries, nor was any such person connected with us or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

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INFORMATION ABOUT THE COMPANY

DESCRIPTION OF BUSINESS

Overview

We have been developing and manufacturing advanced optical instruments since 1982. Today, the majority of our business is the design and manufacture of high-quality medical devices. Approximately 8% of our revenue in fiscal year 2019 is from the design, manufacture and resale of optical products for military and defense and 13% for other industrial, non-medical products. Our medical instrumentation line includes traditional endoscopes and endocouplers as well as other custom imaging and illumination products for use in minimally invasive surgical procedures. Much of our recent development efforts have been targeted at the development of next generation endoscopes. Over the last ten years, we have funded internal research and development programs to develop next generation capabilities for designing and manufacturing 3D endoscopes and very small Microprecision™ lenses, anticipating future requirements as the surgical community continues to demand smaller and more enhanced imaging systems for minimally invasive surgery. Our unique proprietary technology in these areas, combined with recent developments in the areas of 3D displays and millimeter sized CMOS image sensors, has allowed us to begin commercialization of these technologies. Thus, approximately 30-40% of our revenues in each of the fiscal years 2017, 2018 and 2019 were derived from engineering and design services we performed for our customers to incorporate our technologies and capabilities into their medical device products. We believe that new products based on these technologies provide enhanced imaging for existing surgical procedures which help to enable development of many new medical device products and related medical procedures. Approximately 50-70% of our total revenues in fiscal years 2017, 2018 and 2019 were derived from the assembly and manufacture of endoscopic medical devises, sub-assemblies and optical components ordered by our customers and usually developed from the engineering and design services we perform for them. We expect sales revenue increases to come from the orders from our customers to manufacture the products we help them engineer and design.

Effective June 1, 2019 we acquired the operating assets of Ross Optical Industries, Inc. of El Paso, Texas, which we began operating as a division of our Company beginning on that date. The accompanying financial statements include the results of operations of the Ross Optical division for June 2019 and for the three month period ended September 30, 2019 and the assets and liabilities of the division as of June 30, 2019 and September 30, 2019. The acquisition of the assets of Ross Optical Industries effective June 1, 2019 expands our optics components and assemblies business. All products supplied by Ross Optical include a custom or catalog optic, which is sourced through Ross Optical’s extensive domestic and worldwide network of optical fabrication companies. Most systems make use of optical lenses, prisms, mirrors and windows and range from individual optical components to complex mechano-optical assemblies. Products often include thin film optical coatings that are applied using the in-house coating department. Approximately 80% or more of Ross Optical revenues are to customers in the United States with the balance principally to Canada and Western Europe. Ross Optical’s sales are mostly resale of specialized optical components with the remainder being assemblies. Ross Optical does not perform revenue generating engineering services or internal research and development.

The Ross Optical division sales are primarily optical components and assemblies for industrial applications in addition to medical and military uses. By combining the unique capabilities of our company with the Ross Optical division we believe there are opportunities for expanded sales of each division’s products and services throughout the combined customer base. Additionally, we believe Ross’ expanded worldwide vendor relationships will benefit our traditional efforts to source materials at competitive prices for our development projects and manufacturing activities.

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History

We incorporated in Massachusetts in December 1982 and have been publicly-owned since November 1990. References to our Company contained herein include our two wholly-owned subsidiaries, Precise Medical, Inc. and Wood’s Precision Optics Corporation, Limited, except where the context otherwise requires. Effective June 1, 2019 we acquired the operating assets of Ross Optical Industries, Inc. of El Paso, Texas, which we began operating as a division of our Company beginning on that date. The accompanying financial statements include the results of operations of the Ross division for June 2019 and its assets and liabilities as of June 30, 2019.

Our websites are www.poci.com and www.rossoptical.com. Information contained on our websites does not constitute part of this report.

Principal Products and Services

Our Current Core Business: Since 1982, we have manufactured medical products such as endoscopes and endocouplers. We have developed and sold endoscopes incorporating various optical technologies including our proprietary Lenslock™ technology, for use in a variety of minimally invasive surgical and diagnostic procedures. Today, we produce endoscopes for various applications, which are CE marked and therefore certified for sale throughout the European Economic Area. Since 1985, we have developed, manufactured and sold a proprietary product line of endocouplers. We also design and manufacture custom optical medical devices to satisfy our customers’ specific requirements. In addition to medical devices, we also manufacture and sell components and assemblies specially designed for industrial and military use.

The acquisition of the assets of Ross Optical Industries effective June 1, 2019 expands our optics components and assemblies business. All products supplied by Ross Optical include a custom or catalog optic, which is sourced through Ross Optical’s extensive domestic and worldwide network of optical fabrication companies. Most systems make use of optical lenses, prisms, mirrors and windows and range from individual optical components to complex mechano-optical assemblies. Products often include thin film optical coatings that are applied by the company’s in-house coating department.

Microprecision™ Lenses and Micro Medical Cameras: While the size of endoscopes has gradually decreased over time, the widespread use of very small endoscopes, with diameters of one millimeter or smaller, has been limited, in part, we believe, by the inability of traditional lens fabrication methods to support these smaller sizes with good image quality and acceptable manufacturing costs. We believe our Microprecision™ optics technology provides a solution to this problem. Combined with recent advances by other companies in complementary metal-oxide-semiconductor, or CMOS, image sensor fabrication techniques, our Microprecision™ lenses and proprietary manufacturing techniques enable the manufacture of micro medical cameras at low prices and with sizes on the order of one millimeter or less, characteristics that make them well suited to medical applications.

In June 2015, we announced a partnership with OmniVision Technologies, Inc., and Fujikura, Ltd., in which we jointly developed a CMOS based camera module with a diameter of 1.6 mm and 400 x 400 pixel resolution, representing superior image quality for camera modules of its size. In June 2017 OmniVision Technologies, Inc. announced our collaboration with them in the development of an even smaller, high-quality optical solution based on a newly developed OmniVision image sensor integrated with our Microprecsion™ lenses. This solution enables even smaller diameter endoscopes for use in medical procedures.

We are currently engaged in development projects with numerous customers to design and produce even smaller CMOS based camera modules together with customized illumination using various technologies to match the needs of the medical device endoscopes. We are also currently designing disposable versions of our camera modules and assemblies designed for single-use and reduced risk of contamination from repeated use. We believe these on-going improvements are significant to the continued evolution and acceptance of our Microprecision™ technology platform.

We have been engaged by various customers for an increasing amount of development work relating to the design of endoscopes and camera assemblies that utilize our Microprecision™ technology. We previously received two production orders exceeding $1M each from two customers for their custom designed products, and follow-on orders for equal or larger amounts from each of these two customers. We also believe we will receive additional productions orders from other customers currently in our engineering and design pipeline.

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3D Endoscopes: Our 3D endoscopes provide next generation optical imaging for minimally invasive surgical procedures that utilize hand-held rigid endoscopes by using the brain’s natural ability to perceive depth, which is the third dimension, by viewing one’s environment through two eyes. Utilizing our proprietary technology to provide independent images to right and left eyes, surgeons can view the operative field with 3D perception.

Competition and Markets

We sell our products in a highly competitive market and we compete for business with both foreign and domestic manufacturers. Many of our current competitors are larger than us and have substantially greater resources than we do. In addition, there is an ongoing risk that other domestic or foreign companies who do not currently service or manufacture products for our target markets, some with greater experience in the optics industry and greater financial resources than we have, may seek to produce products or services that compete directly with ours.

While our resources are substantially more limited than those of some of our competitors, we believe that we can compete successfully in this market on the basis of product quality, price, delivery and innovation. Our success will depend, in part, on our ability to maintain a technological advantage over our competitors. To this end, we intend to continue to aggressively support and augment our internal engineering, research and development resources and to aggressively pursue patent protection for existing and new technology. We believe that our unique technical capabilities in the areas of Microprecision™ optics, micro medical cameras and illumination, as well as 3D endoscopes currently represent competitive advantages for us in the minimally invasive surgical device market.

The competitive advantage of our Ross Optical division is its ability to provide difficult-to-find optics, and, increasingly, to provide a broader range of services based on its ability to source optics worldwide, but augmented by its ability to provide, thin-film coatings and assembly.

Market Opportunities

Microprecision™ Lenses and Micro Medical Cameras: While other approaches exist for the manufacture of camera lenses, we design custom camera module assemblies with the combined objectives of low cost, small size, range of optical specifications and high image quality desired by our customer’s device specifications. By enabling the production of millimeter sized and smaller cameras with low manufacturing costs, we believe our Microprecision™ technology opens the possibility to replace existing re-sterilizable endoscopes with a single-use alternative. Also, the small size of our Microprecision™ lenses and micro medical cameras combined with our proprietary illumination techniques can provide visualization for existing procedures that are currently performed blind or with sub-optimal imaging, and we believe can facilitate the development of new surgical procedures that are currently impractical without sub-millimeter visualization instrumentation.

3D Endoscopes and Robotic Surgery Systems: 3D endoscopes have been used for many years as part of robotic surgery systems partly because the market price of robotic surgery systems is high enough to support the cost of a high quality custom 3D display. Competition amongst medical device companies, many of which are our customers for other products, in the area of 3D robotic surgery systems is increasing, and various companies are now pursuing less expensive, procedure specific robotic systems. We believe our experience and expertise in 3D endoscopes for medical applications could be a benefit to various companies in this area that could provide us with new product development and manufacturing opportunities.

Sales and Marketing

We market our engineering design and manufacturing services relating to 3D endoscopes, Microprecision™ optical components and micro medical cameras by leveraging our existing relationships with major medical device companies – many of whom are current customers. We intend to make our existing and future technologies available to our customers for use in their current and newly developed minimally invasive surgical products and to eventually develop and market our own proprietary products, which incorporate these new technologies. In addition to direct sales channels through our existing customer relationships and referrals, we also develop new sales opportunities through our website, email mailings and attendance at market specific tradeshows.

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International Business

We have had negligible direct export sales to date. However, our medical products have received the CE mark certification, which permits sales into the European Economic Area and which benefits our customers as they market their products manufactured by us or containing our sub-assemblies into markets outside the United States. In the future, we may establish or use additional production facilities overseas to produce key components for our business, such as lenses. From the 1990s through approximately 2014, we maintained a physical presence in Asia to support business and quality control activities throughout the region as needed. We continue to acquire various optical components from overseas to meet the needs of custom device designs. We believe that the availability of specialized components and cost savings from various overseas production resources is essential to our ability to deliver complex and unique device designs and to compete on a price basis in the medical products area particularly and to our profitability generally.

The addition of Ross Optical adds an expanded network of overseas suppliers of various types and sizes of optical components and assemblies that will enhance our ability to meet the material demands of our customers’ unique optical and medical device designs. In 2018, 17% of Ross Optical’s sales were to customers outside of the United States, with the majority of international sales going to Europe and Canada.

Research and Development

We believe that our future success depends, to a large degree, on our ability to continue to conceive and develop new optical products and technologies to enhance the performance characteristics and methods of manufacture of existing and new products. Although development work on behalf of customers is almost entirely performed under revenue generating contracts and customer purchase orders, research and development expenses are incurred on our own proprietary products and technology, such as Microprecision™ optics, micro medical cameras and 3D endoscopes. Accordingly, we treat engineering expenses not consumed in customer contracted development and our investment of funds and resources in internal product and intellectual property development as research and development expense in the accompanying statement of operations. For the years ended June 30, 2019 and 2018, research and development expenses were $505,300 and $456,377, respectively.

Raw Materials and Principal Suppliers

A key raw material component for our products is precision grade optical glass, which we obtain from a few suppliers, principally SCHOTT North America, Inc. and Ohara Corporation.

We obtain CMOS sensors used in our development of endoscope products for our customers from various suppliers such as OmniVision Technologies, Inc. We believe that while the number of sources of supply is limited for the CMOS sensors with the specifications used in medical device endoscopes we develop, the manufacturing capacities of those suppliers is adequate to meet our demand in the next twelve months. Likewise, a limited number of suppliers provide CMOS electronic cabling services for the smallest sensors, such as FujiKura, Ltd. and High Speed Interconnects. However, we believe our demand for these services is relatively small compared to these companies’ and others’ capacities for CMOS sensor electronic cabling services.

Patents and Trademarks

We rely, in part, upon patents, trade secrets and proprietary knowledge as well as personnel policies and employee confidentiality agreements concerning inventions and other creative efforts to develop and maintain our competitive position. We plan to file for patents, copyrights and trademarks in the United States and in other appropriate countries to protect our intellectual property rights to the greatest extent practicable. We currently hold rights to various United States patents, and have patent applications pending, including applications for our new generation of micro medical cameras and 3D endoscopes. Our current patent portfolio includes patents, rights to patents and patent applications that cover various aspects of our technology in the following areas:

—	Medical devices;
—	3-D endoscopes;
—	Microprecision™ lenses and micro medical cameras;
—	Military products.

The patents contained in our current patent portfolio have various expiration dates through May 2036. We are not aware of any infringements of these patents. While we believe that our pending applications relate to patentable devices or concepts, these patents may not ultimately be issued and we may not be able to successfully defend these patents or effectively limit the development of competitive products and services.

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In July 2011, we entered into an asset purchase agreement with Intuitive Surgical Operations, Inc., in which we received $2.5 million in connection with the sale of certain intellectual property. Pursuant to the agreement, we agreed to assign to Intuitive Surgical all of the issued and non-expired patents and pending patent applications that we held on the date of the agreement, and in return, Intuitive Surgical agreed to grant to us a royalty-free, worldwide license to these patents in fields outside of medical robotics.

We intend to continue to innovate and extend our technological capabilities in the areas of 3-D endoscopy Microprecision™ optics, micro medical cameras, and related illumination techniques, and to aggressively pursue patent protection for such developments.

Employees

As of September 30, 2019, we had 64 employees, 61 of which were full-time employees. There were 43 employees in manufacturing, 9 in engineering/research and development, 4 in sales, and 8 in finance and administration. We are not a party to any collective bargaining agreements. We believe our relations with our employees are very good.

Customers

Revenues from our largest customers, as a percentage of total revenues, for fiscal years 2019 and 2018 were as follows:

	2019	2018
Customer A	8%	16%
Customer B	6%	14%
Customer C	18%	8%
Customer D	13%	5%
Customer E	11%	4%
All Others	44%	53%
	100%	100%

No other customer accounted for more than 10% of our revenues in fiscal years 2019 and 2018. At June 30, 2019, our largest customer account receivable balance was 12% of total accounts receivable. At June 30, 2018, our four largest customer account receivable balances were 22%, 16%, 13%, and 13%, respectively, of total accounts receivable. No other accounts accounted for more than 10% of accounts receivable at June 30, 2019 or 2018.

Environmental Matters

Our operations are subject to a variety of federal, state and local laws and regulations relating to the discharge of materials into the environment or otherwise relative to the protection of the environment. From time to time, we use a small amount of hazardous materials in our operations. We believe that we currently comply with all applicable environmental laws and regulations and intend to do our best efforts to remain in compliance.

Government Regulations

Domestic Regulation. We currently develop, manufacture and sell several medical products, the marketing of which is subject to governmental regulation in the United States. Medical devices are regulated in the United States by the Food and Drug Administration, or FDA, and, in some cases, by certain state agencies. The FDA regulates the research, testing, manufacture, safety, effectiveness, labeling, promotion and distribution of medical devices in the United States. Generally, medical devices require clearance or approval prior to commercial distribution. Additionally, certain material changes to, and changes in, intended uses of, medical devices are also subject to FDA review and clearance or approval. Non-compliance with applicable requirements can result in failure of the FDA to grant pre-market clearance or approval, withdrawal or suspension of approval, suspension of production, or the imposition of various other penalties.

We previously notified the FDA of our intent to market our endoscopes, image couplers, beamsplitters, adapters and video ophthalmoscopes, and the FDA has determined that we may market such devices, subject to the general control provisions of the Food, Drug and Cosmetic Act. We obtained this FDA permission without the need to undergo a lengthy and expensive approval process due to the FDA’s determination that such devices met the regulatory standard of being substantially equivalent to existing FDA-approved devices.

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In the future, we plan to market additional medical devices that may require the FDA’s permission to market such products. We may also develop additional products or seek to sell some of our current or future medical products in a manner that requires us to obtain the permission of the FDA to market such products, as well as the regulatory approval or license of other federal, state and local agencies or similar agencies in other countries. The FDA has authority to conduct detailed inspections of manufacturing plants in order to assure that “good manufacturing practices” are being followed in the manufacture of medical devices, to require periodic reporting of product defects to the FDA and to prohibit the sale of devices, which do not comply with law.

Our Ross Optical division currently imports, exports and manufactures optical products for the defense industry, some of which is controlled by U.S. regulations. Generally, these regulations require strict control over technical data in documented form and as embodied in products, both within Ross Optical and as part of exported shipments. In particular, Ross Optical maintains a technology control plan, is ISO certified and ITAR (International traffic in Arms Regulations) registered with the U.S. State Department and maintains a number of technology assistance agreements with overseas suppliers, that have been approved by the U.S. State Department. Non-compliance with applicable requirements can result in U.S. actions that may result in withdrawal or suspension of approvals, suspension of company imports, exports or production, or the imposition of fines or various other penalties.

Foreign Requirements. Sales of medical device products outside the United States are subject to foreign regulatory requirements that may vary from country to country. Our failure to comply with foreign regulatory requirements would jeopardize our ability to market and sell our products in foreign jurisdictions. The regulatory environment in the European Union member countries of the European Economic Area for medical device products differs from that in the United States. Medical devices sold in the European Economic Area must bear the Conformité Européenne, or CE mark. Devices are classified by manufacturers according to the risks they represent, with a classification of Class III representing the highest risk devices and Class I representing the lowest risk devices. Once a device has been classified, the manufacturer can follow one of a series of conformity assessment routes, typically through a registered quality system, and demonstrate compliance to a “European Notified Body.” The CE mark may then be applied to the device. Maintenance of the system is ensured through annual on-site audits by the notified body and a post-market surveillance system requiring the manufacturer to submit serious complaints to the appropriate governmental authority. All of our medical products are manufactured in conformity with the CE mark requirements.

Available Information

Our website is www.poci.com. We make available on our website, free of charge, copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, as soon as reasonably practicable after we electronically file or furnish such materials to the U.S. Securities and Exchange Commission, or SEC. Our website and the information contained therein or connected thereto are not intended to be incorporated into this report.

You may also read and copy any materials we file with the SEC at the SEC's Public Reference Room, located at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

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DESCRIPTION OF PROPERTY

We conduct our domestic operations at three facilities in Gardner, Massachusetts and one facility in El Paso, Texas. We are currently a tenant-at-will, paying rent of $9,000 per month for our main Gardner facility. We rent two other smaller Gardner facilities on a month-to-month basis. Our Ross Optical division rents a facility in El Paso, Texas from an unrelated party pursuant to an operating lease through May 2022 at monthly base rates beginning at $3,392 and increasing to $3,563 per month during the term of the lease.

We believe these facilities are adequate for our current operations and are adequately covered by insurance. Significant increases in production or the addition of significant equipment additions or manufacturing capabilities in connection with the production of our line of endoscopes and other products may, however, require improvements to existing facilities or the acquisition or lease of additional facilities. We may establish production facilities domestically or overseas to produce key assemblies or components, such as lenses, for our products. Overseas facilities may subject us to the political and economic risks associated with overseas operations. The loss of or inability to establish or maintain such additional domestic or overseas facilities could materially adversely affect our competitive position and profitability.

LEGAL PROCEEDINGS

Our Company, on occasion, may become involved in legal matters arising in the ordinary course of our business, which could have a material adverse effect on our business, financial condition or results of operations. We are not currently aware of any pending or threatened litigation against us or our officers and directors in their capacity as such that could have a material impact on our operations or finances.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is quoted on OTCQB, the OTC market tier for companies that report to the SEC, under the symbol PEYE. The following table sets forth the high and low bid prices for our common stock for each quarter during the last two fiscal years as quoted on OTCQB. Such OTC market quotations reflect inter-dealer prices, without retail markup, markdown or commissions and may not necessarily represent actual transactions.

	High	Low
For the Fiscal Year Ended June 30, 2018
First Quarter ended September 30, 2017	$0.60	$0.40
Second Quarter ended December 31, 2017	$0.64	$0.40
Third Quarter ended March 31, 2018	$0.55	$0.41
Fourth Quarter ended June 30, 2018	$0.55	$0.48

For the Fiscal Year Ended June 30, 2019
First Quarter ended September 30, 2018	$1.85	$0.53
Second Quarter ended December 31, 2018	$1.60	$0.80
Third Quarter ended March 31, 2019	$1.84	$1.13
Fourth Quarter ended June 30, 2019	$1.75	$1.07

For the Fiscal Year Ended June 30, 2020
First Quarter ended September 30, 2019	$1.80	$1.10

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Holders

As of November 15, 2019, we had approximately 67 holders of record of our common stock. Holders of record include nominees who may hold shares on behalf of multiple owners.

Dividends

We have not declared any dividends during the last two fiscal years. At present, we intend to retain our earnings, if any, to finance research and development and the expansion of our business.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes information about our equity compensation plans as of June 30, 2019.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	117,398	$0.55	–
Equity compensation plans not approved by security holders	1,702,102	$0.89	655,898
Total	1,819,500	$0.87	655,898

2006 Equity Incentive Plan

On November 28, 2006, our stockholders approved the Precision Optics Corporation, Inc. 2006 Equity Incentive Plan, referred to as the 2006 Plan, which succeeded the Precision Optics Corporation, Inc. Amended and Restated 1997 Equity Incentive Plan, referred to as the 1997 Plan. No further awards have been or will be granted under the 1997 Plan. The 2006 Plan allowed for the granting of stock options to selected employees, directors and other persons who provide services to us or our affiliates. No further awards will be granted under the 2006 Plan.

2011 Equity Incentive Plan

The Precision Optics Corporation, Inc. 2011 Equity Incentive Plan, referred to as the 2011 Plan, was adopted by our Board of Directors on October 13, 2011. The 2011 Plan allows for the granting of stock options to selected employees, directors and other persons who provide services to us or our affiliates.

On April 16, 2015, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan which increased the maximum number of shares of our common stock that may be awarded under the Plan from 325,000 to 1,825,000, an increase of 1,500,000 shares. In connection therewith, on April 20, 2015, we filed a registration statement on Form S-8 to register the 1,500,000 shares of common stock.

On May 1, 2019, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan to update the Plan for the latest changes to the tax laws and increase the maximum number of shares of our common stock that may be awarded under the Plan from 1,825,000 to 2,825,000, an increase of 1,000,000 shares. In connection therewith, on September 6, 2019, we filed a registration statement on Form S-8 to register the 1,000,000 shares of common stock.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Financial Statements and Notes thereto, and other financial information included elsewhere in this prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains descriptions of our expectations regarding future trends affecting our business. The following discussion sets forth certain factors we believe could cause actual results to differ materially from those contemplated by the forward-looking statements.

Overview

We have been a developer and manufacturer of advanced optical instruments since 1982. Our medical instrumentation line includes traditional endoscopes and endocouplers as well as other custom imaging and illumination products for use in minimally invasive surgical procedures. Much of our recent development efforts have been targeted at the development of next generation endoscopes. For the last ten years, we have funded internal research and development programs to develop next generation capabilities for designing and manufacturing 3D endoscopes and very small Microprecision™ lenses, anticipating future requirements as the surgical community continues to demand smaller and more enhanced imaging systems for minimally invasive surgery.

Effective June 1, 2019 we acquired the operating assets of Ross Optical Industries, Inc. of El Paso, Texas, which we began operating as a division of our Company beginning on that date. The accompanying financial statements include the results of operations of the Ross Optical division for June 2019 and for the three months ended September 30, 2019 and the assets and liabilities of the division as of June 30, 2019 and September 30, 2019. The acquisition of the assets of Ross Optical Industries effective June 1, 2019 expands our optics components and assemblies business. All products supplied by Ross Optical include a custom or catalog optic, which is sourced through Ross Optical’s extensive domestic and worldwide network of optical fabrication companies. Most systems make use of optical lenses, prisms, mirrors and windows and range from individual optical components to complex opto-mechanical assemblies. Products often include thin film optical coatings that are applied using the in-house coating department. Approximately 80% or more of Ross Optical revenues are to customers in the United States with the balance principally to Canada and Western Europe. Ross Optical’s sales are mostly resale of specialized optical components with the remainder being assemblies. Ross Optical does not perform revenue generating engineering services or internal research and development. The majority of Ross Optical sales are for industrial applications with the remainder split between military and medical device products.

The Management Discussion and Analysis which follows is based on the financial condition and results of operations of our Company including the operating results for the three months ended September 30, 2019 and fiscal year ended June 30, 2019 and the balance sheet as of June 30, 2019 and September 30, 2019.

Our business is the design and manufacture of high-quality medical devices. Approximately 8% of our revenue in fiscal year 2019 is from the design, manufacture and resale of optical products for military and defense and 13% for other industrial, non-medical products. Approximately 7% of our revenue in the three months ended September 30, 2019 is from the design, manufacture and resale of optical products for military and defense and 28% is from other industrial, non-medical products. Our medical instrumentation line and unique design and manufacturing capabilities include traditional endoscopes and endocouplers as well as other custom imaging and illumination products for use in minimally invasive surgical procedures. We design and manufacture 3D endoscopes and very small Microprecision™ lenses, assemblies and complete medical devices to meet the surgical community’s continuing demand for smaller, disposable, and more enhanced imaging systems for minimally invasive surgery.

We are registered to the ISO 9001:2015 and ISO 13485:2016 Quality Standards and comply with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE marking of our medical products. Our websites are www.poci.com and www.rossoptical.com. Information contained on our websites does not constitute part of this prospectus.

The markets in which we do business are highly competitive and include both foreign and domestic competitors. Many of our competitors are larger and have substantially greater resources than we do. Furthermore, other domestic or foreign companies, some with greater financial resources than we have, may seek to produce products or services that compete with ours. We routinely outsource specialized production efforts as required to obtain the most cost effective production. Over the years and through the acquisition of the Ross Optical division in June 2019, we have achieved extensive experience collaborating with other optical specialists worldwide.

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We believe that competition for sales of our medical products and services, which have been principally sold to original equipment manufacturers, or OEM, customers, is based on our ability to design and produce technical features, performance, engineering service and production scheduling, on-time delivery, quality control and product reliability, and competitive pricing.

We believe that our future success depends, to a large degree, on our ability to develop new optical products and services to enhance the performance characteristics and methods of manufacture of existing products. Accordingly, we expect to continue to seek and obtain product-related design and development contracts with customers and to selectively invest our own funds on research and development, particularly in the areas of Microprecision™ optics, micro medical cameras, illumination, and 3D endoscopes.

The Ross Optical division sales are primarily optical components and assemblies for industrial applications in addition to medical and military uses. By combining the unique capabilities of our Company with the Ross Optical division we believe there are opportunities for expanded sales of each division’s products and services throughout the combined customer base. For example, we believe that our extensive engineering and design services may benefit Ross’ customer base and that Ross’ expanded worldwide vendor relationships may benefit our traditional efforts to source materials at competitive prices for our development projects and manufacturing activities.

During the fiscal year ended June 30, 2019, approximately 41% of our sales were made to three customers. No other customers made up more than 10% of consolidated sales during the period. For the quarter ended September 30, 2019, approximately 28% of our sales were made to our three largest customers and no customer, including these three, made up more than 10% of our total sales and we expect this percentage to decrease as sales include the Ross division for the entirety of future periods presented. Of these three companies, one is a large, international, medical device company who has been our customer for many years and currently purchases a spine surgery product we helped to develop over seven years ago. Another is a large international medical device company as well acquiring an ENT product we assisted in developing that incorporates our unique, proprietary Microprecision™ lens technology. And the third is also a medical device company purchasing from us another medical device product we helped to design for a cardiovascular application and based on our Microprecision™ lens technology and optical visualization system expertise.

Current sales and marketing activities are intended to broaden awareness of the benefits of our new technology platforms and our successful application of these new technologies to medical device projects requiring surgery-grade visualization from sub-millimeter sized devices and 3D endoscopy, including disposable products and assemblies. We market directly to established medical device companies primarily in the United States that we believe could benefit from our advanced endoscopy visualization systems. Through this direct marketing, referrals, attendance at trade shows and a presence in online professional association websites, we have expanded our on-going pipeline of projects to significant medical device companies as well as well-funded emerging technology companies. We expect our customer pipeline to continue to expand as development projects transition to production orders and new customer projects enter the development phase. Our Ross Optical division markets through existing customers and trade shows, in addition to proactive online marketing strategies executed primarily through its website.

Critical Accounting Policies and Estimates

Our critical accounting policies are included in the Notes to our Financial Statements contained elsewhere in this prospectus.

Results of Operations for the Fiscal Year Ended June 30, 2019 as Compared to the Fiscal Year Ended June 30, 2018

Total revenues for fiscal year 2019 were $6,804,169, an increase of $2,766,121, or 68.5%, from revenues for fiscal year 2018 of $4,038,048. Included in fiscal year 2019 revenues is $656,232 from the Ross Optical division in June 2019. During the fiscal year ended June 30, 2019 revenues increased in the production category by 99.3% and increased in the engineering services category by 2.3%. In addition to the inclusion of June 2019 Ross Optical revenues, production revenues increased primarily due to the ramp up of production level orders from two medical device products that have transitioned from engineering to production, and a resurgence of orders from a long-standing customer for a traditional spine visualization product line.

The 2.3% increase in engineering revenues during the fiscal year 2019 is considered to be the result of normal engineering project fluctuations. As in prior periods, engineering revenues in fiscal year 2019 are represented by decreased revenues from certain customer projects transitioning through development phases and increased by the addition of new projects or the timing of phases and acceleration and advancement of those projects. The number of engineering projects we worked on in fiscal year 2019 was less than the number of engineering projects worked on in fiscal year 2018. The engineering projects range in type including CMOS, Microprecision™, 3D and robotic visualization and illumination systems. We believe the quality of the engineering projects continues to provide the opportunity for production purchase orders from these customers as the products advance to clinical evaluation and commercialization.

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Revenues from our largest customers, as a percentage of total revenues, were as follows:

	Year Ended June, 30
	2019	2018
Customer A	8%	16%
Customer B	6%	14%
Customer C	18%	8%
Customer D	13%	5%
Customer E	11%	4%
All Others	44%	53%
	100%	100%

No other customer accounted for more than 10% of our revenues in fiscal years 2019 and 2018.

Gross profit for fiscal year 2019 of $2,122,478, reflected an increase of $640,560, or 43.2%, as compared to gross profit for fiscal year 2018 of $1,481,918. Gross profit, as a percentage of revenues for fiscal year 2019, was 31.2% as compared to gross profit, as a percentage of revenues for fiscal year 2018, of 36.7%. The increase in gross margin dollars in fiscal year 2019 was due primarily to increased sales revenue compared to fiscal 2018, and the decrease in gross margin percentage realized in fiscal year 2019 resulted from production ramp-up costs and inefficiencies and cost over-runs on a large engineering project. Periodic gross profit and gross profit percentage depend on a number of factors, including overall sales volume, facility utilization, product sales mix, the costs of engineering services, and production start up costs and process development in connection with custom products entering the production phase, and therefore fluctuations in gross profit as a percentage of sales is expected.

We believe we have gained experience in developing and manufacturing products based on the new Microprecision™ and CMOS technologies and we have become more efficient in estimating and executing engineering service contracts and manufacturing activities. As a result of the care taken to manage our custom development projects, we experienced successful transitions from engineering to production in all three significant projects currently contributing to our revenue growth. However, two projects in particular have caused our margins to decline during fiscal year 2019. One is a production product constituting 14% of fiscal 2019 sales, which resulted in 2.9% lower margins in fiscal year 2019 due to customer design issues we are helping to correct. Additionally, we have experienced cost over-runs on an engineering project constituting 10% of fiscal 2019 sales, which resulted in 5.0% lower margins in fiscal year 2019. In both of these cases we believe the inefficiencies are temporary and solutions are being reached that will allow these projects to achieve targeted margins.

Research and development expenses were $505,300 for fiscal year 2019 as compared to $456,377 for fiscal year 2018. The increase of $48,923, or 10.7%, in fiscal year 2019 compared to fiscal year 2018 was due primarily to engineering personnel added during the year and an increase in internal engineering related development projects that we believe will enhance our technology platform of capabilities and our overall competitiveness in providing unique optical and illumination solutions for medical device endoscopes.

Selling, general and administrative expenses increased by $727,450, or 52.9%, to $2,101,610 for fiscal year 2019 as compared to $1,374,160 for fiscal year 2018. The increase in SG&A expenses in fiscal year 2019 includes $140,635 relating to the Ross Optical division incurred in June 2019, in addition to an increase in stock based compensation of $413,446. The remainder of the increase in fiscal 2019 resulted from increased compensation to existing and newly hired personnel, sales commissions, director and legal fees, advertising and international freight. These increases were partially offset by a decrease in bad debt expense and investor relations firm expenses in fiscal year 2019

Business acquisition expenses were $128,111 in fiscal year 2019 and represent direct costs relating to the acquisition of the Ross Optical division such as audit and legal fees and travel costs.

The income tax provisions in fiscal years 2019 and 2018 represent the minimum statutory state income tax liability.

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Results of Operations for the Quarter Ended September 30, 2019 as Compared to the Quarter Ended September 30, 2018

Our total revenues for the quarter ended September 30, 2019, were $2,514,984, as compared to $1,559,458 for the same period in the prior year, an increase of $955,526, or 61.3%. Revenues increased during the quarter ended September 30, 2019 compared to the same quarter of the prior year primarily due to the revenues of the Ross Optical division, which were $1,090,824 for the quarter ended September 30, 2019. Our non-Ross revenues decreased $135,298 during the quarter ended September 30, 2019 from their levels in the same period of the prior year. The mix of engineering service, production and component sales were consistent between the quarters and changes were considered the result of customary fluctuations within and between the various products during the quarters.

Gross profit for the quarter ended September 30, 2019 was $974,117, compared to $462,507 for the same period in the prior year, reflecting an increase of $511,610, or 110.6%. Gross profit for the quarter ended September 30, 2019 as a percentage of our revenues was 38.7%, an increase from the gross profit percentage of 29.7% for the same period in the prior year.

The increase in gross profit dollars and gross profit percentage during the quarter ended September 30, 2019 compared to the same period of the prior year is primarily due to the inclusion of the Ross Optical division revenue at a higher gross margin percentage than we realize on non-Ross revenues. Ross Optical division revenues generated a gross margin percentage of 48% while non-Ross revenue margin was 32%. The non-Ross gross margin is dependent on a number of factors and is expected to fluctuate from quarter to quarter based on the nature and status of engineering projects. Specifically, periodic margins are impacted by revenue volume, facility utilization, product sales mix, and unanticipated cost over-runs associated with engineering projects and start-up production activities of new products. We expect that as non-Ross revenue volume increases due to higher levels of production activity, margins as a percentage of sales will also continue to increase.

Research and development expenses were $152,154 for the quarter ended September 30, 2019, compared to $100,798 for the same period in the prior year, an increase of $51,356, or 50.9%. The majority of our engineering, research and development activities are consumed in revenue generating engagements with our customers for the development of their products. In-house research and development and certain internal functions not directly related to customer engagements are classified as research and development expenses. During the quarter ended September 30, 2019 a greater amount of our engineering personnel were involved in internal research and development activities; the product of which we believe will benefit various engineering design projects involving specialized fixturing and illumination features.

Selling, general and administrative expenses were $907,845 for the quarter ended September 30, 2019, compared to $660,489 for the same period in the prior year, an increase of $247,356, or 37.5%. The increase in the quarter ended September 30, 2019, compared to the same quarter of the prior fiscal year was primarily due to the addition of $273,055 of selling, general and administrative expenses incurred by our Ross Optical division. Non-Ross selling, general and administrative expenses reflect a $242,985 reduction in stock based compensation and service fees in the quarter ended September 30, 2019 compared to the same period of the prior year, which was partially offset by a $127,000 increase in compensation to existing and newly hired employees, plus additional expenses associated with travel, employee recruiting, marketing services, and investor relations firm expenses.

No income tax provision was recorded in the quarters ended September 30, 2019 and 2018 because of the losses generated in those periods.

Liquidity and Capital Resources

We have sustained recurring net losses for several years. During the year ended June 30, 2019 we incurred a net loss of $614,871 and used cash in operating activities of $1,031,693. During the quarter ended September 30, 2019 we incurred a net loss of $86,110 and cash provided by operating activities was $1,347. As a result of our acquisition of the Ross Optical division, our revenue, gross margin and components of our working capital have increased. At September 30, 2019 cash and cash equivalents were $849,135, accounts receivables were $1,645,765 and current liabilities were $1,984,148, including $513,623 of customer advances received for future order deliveries.

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Although our financial performance has improved during the last few fiscal quarters, our operating expenses have also increased and we continue to experience pricing pressure from our customers and challenges in engineering projects and production orders that result in cost over-runs and depressed gross margins. Consequently, critical to our ability to maintain our financial condition is achieving and maintaining a level of quarterly revenues that generate break even or better financial performance as well as timely collection of accounts receivable from our customers. We believe profitable operating results can be achieved through a combination of revenue levels, realized gross margins and controlling operating expense increases, all of which are subject to periodic fluctuations resulting from sales mix and the stage of completion of varying engineering service projects as they progress towards and into production level revenues.

We have traditionally funded working capital needs through product sales, management of working capital components of our business, cash received from public and private offerings of our common stock, warrants to purchase shares of our common stock or convertible notes, and by customer advances paid against purchase orders by our customers and recorded in the current liabilities section of the accompanying financial statements. We have incurred year to year and quarter to quarter operating losses during our efforts to develop current products including Microprecision™ optical elements, micro medical camera assemblies and 3D endoscopes. Our management believes that the opportunities represented by these products have the potential to generate sales increases to achieve breakeven and profitable results.

We believe our increased levels of sales will continue and that the addition of the Ross Optical division will enhance our financial performance such that our existing financial condition and the prospect of increased sales from the opportunities our current products offer will be sufficient to fund our operations on a profitable basis. However, if we are not able to achieve sustained breakeven and profitable results using our existing financial resources, we would be required to pursue additional financing that may not be available at acceptable terms or may cause dilution to our existing shareholders.

Capital equipment expenditures during fiscal year 2019 and fiscal year 2018 were $140,038 and $4,448, respectively. Patent application expenditures during fiscal year 2019 and fiscal year 2018 were $6,812 and $17,189, respectively. Future capital equipment and patent expenditures will be dependent upon future sales and success of on-going research and development efforts.

Contractual cash commitments for the fiscal years subsequent to June 30, 2019 are summarized as follows:

	Fiscal 2020	Thereafter	Total
Capital lease for equipment, including interest	$10,250	$5,126	$15,376
Minimum operating lease payments - Ross Optical division	$40,784	$80,999	$121,783

We have contractual cash commitments related to open purchase orders as of June 30, 2019 of approximately $1,334,606.

We have contractual cash commitments related to open purchase orders as of September 30, 2019 of approximately $1,216,838, plus a $12,266 commitment remaining under a five-year capital lease obligation for the acquisition of equipment and $170,172 commitment remaining under a three-year facility lease relating the Ross Optical division in El Paso, Texas. We have no other contractual cash commitments since leased facilities are currently on a month-to-month basis.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with our independent registered public accounting firm in regards to accounting and financial disclosure.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, as defined by Rule 12b-2 of the Exchange Act and in Item 10(f)(1) of Regulation S-K, we are electing scaled disclosure reporting obligations and therefore are not required to provide the information requested by this Item.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Identification of Directors

Set forth below is certain information with respect to the individuals who are our directors as of September 30, 2019.

Name	Age	Position(s) or Office(s) Held
Joseph N. Forkey	51	Chief Executive Officer, President, Treasurer and Director
Andrew J. Miclot	63	Director
Richard B. Miles	76	Director
Peter H. Woodward	46	Chairman of the Board of Directors

Board Composition. Our Board of Directors is divided into three classes that are as nearly equal in number as possible, with each class serving for a staggered term of office. Only one class is elected each year. Each director serves a three-year term and until his or her successor has been duly elected and qualified. Our Board currently consists of five directors. Our Class I director is Peter H. Woodward. Our Class II director is Andrew J. Miclot. Our Class III directors are Joseph N. Forkey and Richard B. Miles.

Biographies and Qualifications of Our Directors. The biographies of our directors and certain information regarding each director’s experience, attributes, skills and/or qualifications that led to the conclusion that the individual should be serving as a director of our Company are as follows:

Dr. Joseph N. Forkey

Dr. Joseph N. Forkey has served as our Chief Executive Officer, President and Treasurer since February 8, 2011. Dr. Forkey has been a member of our Board of Directors since 2006. He served as our Chairman of our Board of Directors from February 2011 to July 2014. He served as our Executive Vice President and Chief Scientific Officer from April 2006 to February 2011, and held the position of our Chief Scientist from September 2003 to April 2006. Since joining us, he has been involved in general technical and management activities of our Company, as well as investigations of opportunities that leverage our newly developed technologies. Dr. Forkey holds B.A. degrees in Mathematics and Physics from Cornell University, and a Ph.D. in Mechanical and Aerospace Engineering from Princeton University. Prior to joining us, Dr. Forkey spent seven years at the University of Pennsylvania Medical School as a postdoctoral fellow and research staff member. Dr. Forkey is a valuable member of our Board due to his depth of scientific, operating, strategic, transactional, and senior management experience in our industry. Additionally, Dr. Forkey has held positions of increasing responsibility at our Company and holds an intimate knowledge of our Company due to his longevity in the industry and with us.

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Andrew J. Miclot

Mr. Miclot was appointed to our Board on March 2, 2016. Mr. Miclot has more than 35 years of leadership experience with medical device suppliers and brings substantial global industry knowledge to our Company. Since January 2017, Mr. Miclot has been the Vice Chairman and Director of WishBone Medical, Inc., a pediatric orthopedic company dedicated to the unmet needs of children suffering from orthopedic challenges and President from October 2017 to January 2019. He is on several Advisory Boards including ODT, Orthopedic Design & Technology, since December 2005 and Indiana University Alumni Association since October 2016. From October 2015 to January 2018, Mr. Miclot served as President, CEO and Director of Micro Machine Co., a supplier of medical products for the orthopedic and spinal industries. Prior to joining Micro Machine Co., from May 2013 to September 2014, Mr. Miclot was Executive Vice President of MicroTechnologies, Inc., a medical device supplier. Mr. Miclot was General Manager and Senior Vice President of ArthroCare Corporation from June 2009 to March 2013. From January 2008 to March 2009, Mr. Miclot was President, CEO and Director of Ascension Orthopedics, Inc. He was Vice President of Marketing for the orthopedic global business unit at Orthofix, Inc. from April 2007 to January 2008, and from March 1994 to April 2007, he served as Senior Vice President with Symmetry Medical Inc., a medical device supplier and was also the Investor Relations Officer, after the NYSE IPO in December 2004 until April 2007. Mr. Miclot has a BA degree in Speech and Hearing and a MA degree in Audiology from Indiana University and an MBA from the Lake Forest Graduate School of Management, earned in 1991.

Richard B. Miles

Professor Richard B. Miles was appointed to our Board of Directors in November 2005. He was a member of the Mechanical and Aerospace Engineering faculty at Princeton University from 1972 until 2013, at which time he retired from his Princeton academic appointment and became Professor Emeritus and Senior Scholar. From 1980 to 1996 he served as Chairman of Engineering Physics at Princeton. In 2017 he joined Texas A&M University and was appointed TEES Eminent Professor of Aerospace Engineering. In 2019 he was named Distinguished University Professor. He is a member of the National Academy of Engineering and a senior member of the National Academy of Inventors. He serves on the Board of Directors of the Hertz Foundation and the Board of Trustees of Pacific University, Oregon and is a Fellow of the Optical Society of America (OSA) and the American Institute Aeronautics and Astronautics (AIAA). Professor Miles is a valuable member of our Board due to his depth of scientific experience and familiarity with the field of our technologies, insight into the academic community, and familiarity with the latest developments and innovations in science and technology.

Peter H. Woodward

Mr. Woodward was appointed to our Board effective July 9, 2014 and as chairman of the Board in connection with the sale and purchase agreement we entered into in July 2014. Mr. Woodward is the founder of MHW Capital Management, LLC, or MHW, a position he has held since September 2005. MHW specializes in large equity investments in public companies implementing operating strategies to significantly improve their profitability. From 1996 to 2005, Mr. Woodward was the Managing Director for Regan Fund Management, LLC. He served as the President and Chief Executive Officer and Director of Cartesian, Inc. from June 2015 to July 2018, and currently serves as Chairman of the Board and Chairman of the Audit Committee for TSS, Inc., and as the CEO of Innoative Power, LLC. Mr. Woodward holds a BA in economics from Colgate University and a Masters of International Affairs with a concentration in international economics and finance from Columbia University. He is also a Chartered Financial Analyst.

Identification of Executive Officers

Set forth below is certain information with respect to the individuals who are our executive officers as of September 30, 2019.

Name	Age	Position(s) or Office(s) Held
Joseph N. Forkey	51	Chief Executive Officer, President, Treasurer and Director
Donald A. Major	58	Chief Financial Officer and Secretary

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Biographies and Qualifications of Our Executive Officers. The biographies of our executive officers and certain information regarding each officer’s experience, attributes, skills and/or qualifications that led to the conclusion that the individual should be serving as an executive officer of our Company are as follows:

Dr. Joseph N. Forkey

For Dr. Forkey’s full biography, please refer to the section entitled “Biographies and Qualifications of Our Directors.”

Donald A. Major

Mr. Major serves as our Chief Financial Officer and Secretary since June 2016 when he resigned as a member of our Board on which he served since 2005. From 2012 until June 2016, Mr. Major also served as our Executive Vice President for Corporate Development. Mr. Major is a Certified Public Accountant (inactive) and has experience in public accounting and in financial officer positions in publicly held and start-up medical device companies. Mr. Major has been an independent consultant since October 2007, providing companies with various management services as well as sourcing services for a private equity firm. Mr. Major served as Vice President of Corporate Development of Advanced Duplication Services LLC, Vice President and Treasurer of Anderson Entertainment, LLC (formerly Digital Excellence LLC), which was owned by a private equity firm and sold to Advanced Duplication Services LLC. Prior to that time, Mr. Major served in various executive financial positions in public and closely held medical device companies such as Bioplasty, Inc, Uroplasty, Inc., Advanced Bio-Surfaces, Inc., and in public accounting with Grant Thornton, Minneapolis. He earned his B.A. in Accounting from Michigan State University.

Other Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any bankruptcy or criminal proceedings, nor have there been any judgments or injunctions brought against any of our directors or executive officers during the last ten years that we consider material to the evaluation of the ability and integrity of any director or executive officer.

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EXECUTIVE COMPENSATION

Executive Compensation

Summary Executive Compensation

The following table sets forth all compensation for our fiscal years ended June 30, 2019 and 2018 awarded to, earned by, or paid to our Principal Executive Officer, our most highly compensated executive officer and our most highly compensated employee, all of which are referred to herein as the “Named Executive Officers.” No other executive officer earned over $100,000 in the last completed fiscal year.

Summary Executive Compensation Table for the Fiscal Years Ended June 30, 2019 and 2018

Name and Principal Position	Year June 30,	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (2)		All Other Compensation ($)		Total ($)
Joseph N. Forkey	2019	200,000	0		210,000	(3)	230,836	(4)	0		640,836
Director, Chief Executive Officer, President and Treasurer	2018	120,000	0		0		0		0		120,000

Donald A. Major	2019	176,037	0		0		101,590	(5)	0		277,627
Chief Financial Officer, Secretary	2018	159,843	0		0		0		0		159,843

Richard G. Cyr	2019	145,826	19,307	(6)	0		51,844	(7)	0		216,977
Optics Laboratory Manager	2018	145,000	38,120	(6)	0		0		0		183,120

Jeffrey L. DiRubio
Vice President, Sales & Marketing	2019	27,785	35,328	(6)	0		115,209	(8)	122,000	(9)	300,322

_______________________

(1)	Represents the aggregate grant date fair value of stock awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option valuation model. A discussion of the assumptions used in calculating the amounts in this column may be found in the Notes to our audited consolidated financial statements for the year ended June 30, 2019 set forth in this Annual Report on Form 10-K. These amounts do not represent the actual amounts paid to or realized by the directors during the fiscal year ended June 30, 2019.

(2)	Represents the aggregate grant date fair value of stock option awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. A discussion of the assumptions used in calculating the amounts in this column may be found in the Notes to our audited consolidated financial statements for the year ended June 30, 2019 set forth in this Annual Report on Form 10-K. These amounts do not represent the actual amounts paid to or realized by the directors during the fiscal year ended June 30, 2019.

(3)	On August 2, 2018, we awarded Mr. Forkey 300,000 shares of common stock for services performed through June 30, 2018. As of June 30, 2019, 200,000 shares have been issued, and the remaining 100,000 shares will be issued on January 1, 2020.

(4)	On August 2, 2018, we granted Mr. Forkey stock options to purchase up to 350,000 shares of our common stock at an exercise price of $0.73 per share. The options vested as follows: (i) one–half of the options vest if we achieve revenues of $1.5 million or higher for two consecutive fiscal quarters, based on the reported revenues in our Form 10-Ks or 10-Qs; and (ii) one-half of the options vested if our common stock was trading at $1.00 per share or higher for fifteen consecutive trading days. In the event of a change of control all unvested options will vest. As of June 30, 2019, 175,000 options are vested pursuant to (ii) the $1.00 stock trading criteria described above.

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(5)	On August 2, 2018, we granted Mr. Major stock options to purchase up to 100,000 shares of our common stock at an exercise price of $0.70 per share, or the closing price of our common stock on August 2, 2018. The options vested as follows: 33,000 options vest three months following the grant date; 33,000 options vest three months following the end of the second consecutive quarter with Company quarterly revenues of $1,500,000 or greater, as announced in our Form 10-Q and / or 10-K filings; 34,000 options vest three months following the end of a second consecutive quarter with a Company gross margin percentage of 30% or greater, as announced in our Form 10-Q or 10-K filings. All options vest and become exercisable upon the effective date of an involuntary termination of Mr. Major as Chief Financial Officer for a reason other than cause or upon the effective date of a change in control of the Company. On May 10, 2019 the Board of Directors approved the immediate vesting as of that date of any unvested options held by Mr. Major and exercise of all options until their expiration dates regardless of Mr. Major’s employment status with the Company in return for services performed and to be performed.

(6)	Represents performance bonus awards for the respective fiscal year.

(7)	We granted Mr. Cyr a stock option to purchase up to 45,000 shares of our common stock at an exercise price of $1.30 per share, the closing price of our common stock on May 1, 2019. Provided Mr. Cyr remains eligible under the plan on these dates, the options vest on May 1, 2020, 2021 and 2022 in amounts of 15,000 on each of the three dates.

(8)	We granted Mr. DiRubio a stock option to purchase up to 100,000 shares of our common stock at an exercise price of $1.30 per share, the closing price of our common stock on May 1, 2019. Provided Mr. DiRubio remains eligible under the plan on these dates, the options vest on May 1, 2020, 2021 and 2022 in amounts of 34,000, 33,000 and 33,000 options, respectively.

(9)	Represents consulting fees paid to Mr. DiRubio during fiscal year 2018 before Mr. DiRubio became Vice President, Sales & Marketing on May 1, 2019.

Employment Contracts

Agreement with Mr. Forkey

On July 27, 2018, our Board of Directors approved a new compensation agreement with our Chief Executive Officer, Joseph Forkey effective August 2, 2018. Pursuant to the agreement, we agreed to pay Mr. Forkey a base salary of $200,000 per year beginning retroactively on July 1, 2018. Effective October 1, 2019, our Board of Directors approved an increase of Dr. Forkey’s base salary to $250,000 per year. On August 2, 2018, we also granted Mr. Forkey a stock option to purchase up to 350,000 shares of our common stock at an exercise price of $0.73 per share. The options vested as follows: (i) one–half of the options vest if we achieved revenues of $1.5 million or higher for two consecutive fiscal quarters, based on the reported revenues in our Form 10-Ks or 10-Qs; and (ii) one-half of the options vested if our common stock was trading at $1.00 per share or higher for fifteen consecutive trading days. In the event of a change of control all unvested options will vest. As of June 30, 2019, 175,000 options are vested pursuant to (ii) the $1.00 stock trading criteria described above. We will also grant Mr. Forkey 300,000 shares of common stock at a rate of 50,000 shares per fiscal quarter retroactively starting January 1, 2017 and through the quarter ended June 30, 2018. As of June 30, 2019, 200,000 of such shares have been issued to Mr. Forkey, and the remaining 100,000 shares will be issued on January 1, 2020.

Agreements with Mr. Major

In June 2016 we entered into a consulting agreement with Mr. Major to serve as our Chief Financial Officer from June 15, 2016 to June 30, 2017, with such term to renew automatically on a month to month basis thereafter unless terminated by either party with 30 days’ notice. Mr. Major received compensation at a rate of $6,500 per month to work up to an estimated 40% full-time equivalent per month in his capacity as our Chief Financial Officer. If Mr. Major worked more than the 40% full-time equivalent in any given month, Mr. Major received additional compensation, up to a maximum amount of $16,000 in any given month. This consulting agreement was terminated pursuant to the new compensation agreement with Mr. Major made effective on August 1, 2018.

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On July 27, 2018, our Board of Directors approved a new compensation agreement with our Chief Financial Officer and Secretary, Donald Major effective August 1, 2018 pursuant to which we agreed to pay Mr. Major a base salary of $175,000 per year for a minimum 75% full-time commitment, and to grant Mr. Major a stock option to purchase up to 100,000 shares of our common stock at an exercise price of $0.70 per share, the closing price of our common stock on August 2, 2018. The options were subject to certain vesting terms, and on May 10, 2019 the board of directors approved the immediate vesting as of that date of any unvested options held by Mr. Major and exercise of all options until their expiration dates regardless of Mr. Major’s employment status with the Company in return for services performed and to be performed. Mr. Major will receive a severance payment equal to six weeks of base salary upon the effective date of an involuntary termination of Mr. Major as Chief Financial Officer for a reason other than cause or upon the effective date of a change in control of the Company.

Agreement with Mr. DiRubio

Effective May 1, 2019 we entered into an employment agreement with Mr. DiRubio to serve as our Vice President, Sales & Marketing effective May 1, 2019 pursuant to which we agreed to pay Mr. DiRubio a base salary of $168,000 per year plus potential annual bonuses totaling $75,000 contingent upon meeting certain sales and company profit goals. Mr. DiRubio was also granted a stock option to purchase up to 100,000 shares of our common stock at an exercise price of $1.30 per share, the closing price of our common stock on May 1, 2019. Provided Mr. DiRubio remains eligible under the plan on these dates, the options vest on May 1, 2020, 2021 and 2023 in amounts of 34,000, 33,000 and 33,000 options, respectively. We also agreed to give Mr. DiRubio six months’ notice or pay in lieu of notice in case he is involuntarily terminated within six months of a change in control.

Agreement with Mr. Mangadu

In connection with the acquisition of the Ross Optical division we entered into an employment agreement on July 1, 2019 with Divaker (Divi) Mangadu to serve as President of Ross Optical Industries (a division of Precision Optics Corporation). The agreement covers a period of five years unless terminated sooner under certain conditions by the parties and may be renewed beyond the initial and subsequent terms for additional one year periods. Mr. Mangadu shall receive an annual salary of $140,000 plus annual bonus up to $40,000, and shall also receive a stock option to purchase 100,000 shares of the Company’s common stock exercisable at a price equal to the stock market value on the date of grant and vesting in 3 installments of 33,000, 33,000 and 34,000 each one, two, and three years, respectively after the date of grant. If Mr. Mangadu is terminated without cause by the Company during the initial five year term of the agreement, he shall receive a lump-sum $75,000 cash severance payment and all unexercised stock options shall vest immediately and be exercisable for the remainder of their term. If Mr. Mangadu is terminated without cause subsequent to the initial five year term, he shall receive a lump-sum cash severance payment equal to one-half his then current annual salary. The agreement also provides that for a period of five years after July 1, 2019 Mr. Mangadu agrees not to compete with the Company, solicit employees, vendors or customers for purposes that do not directly benefit the Company or to interfere in any way with the Company’s relationship with any vendors or customers.

Apart from the agreements described above, we have no other employment contracts in place with any Named Executive Officer or any compensatory plan or arrangement with respect to any Named Executive Officer where such plan or arrangement will result in payments to such Named Executive Officer upon or following his resignation, or other termination of employment with us and our subsidiaries, or as a result of a change-in-control of our Company or a change in the Named Executive Officers’ responsibilities following a change-in-control.

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Outstanding Equity Awards at Fiscal Year-End Table for the Fiscal Year Ended June 30, 2019

The following table shows grants of options outstanding on June 30, 2019, the last day of our fiscal year, to each of the Named Executive Officers named in the Summary Executive Compensation Table.

Name	Number of securities underlying unexercised options exercisable		Number of securities underlying unexercised options unexercisable		Option exercise price ($)	Option expiration date
Joseph N. Forkey	150,000		0		1.20	03/02/2022
	175,000	(2)	175,000	(2)	0.73	08/02/2028

Donald A. Major	400		0		1.35	11/24/2019
	27,600		0		1.20	03/02/2022
	3,000		0		0.85	01/02/2023
	3,000		0		0.90	01/02/2024
	30,000		0		0.95	07/09/2024
	60,000		0		0.73	05/18/2025
	80,000		0		0.50	06/20/2026
	100,000	(3)	0		0.70	08/02/2028

Richard G. Cyr	40,000		0		0.27	07/14/2021
	15,000	(1)	10,000	(1)	0.73	05/18/2025
	0	(4)	45,000	(4)	1.30	05/17/2029

Jeffrey L. DiRubio	0	(4)	100,000	(4)	1.30	05/17/2029

_______________________

(1)	The options were granted on May 18, 2015. 5,000 options vested on August 18, 2015 and 10,000 options vested on February 14, 2018. The remaining 10,000 options will vest in accordance with the achievement of specified performance criteria.

(2)	The options were granted on August 2, 2018 with vesting subject to stock price and sales level performance criteria. As of June 30, 2019 one-half or 175,000 options have vested pursuant to stock price criteria and the remaining 175,000 option will vest upon the Company’s achieving two consecutive fiscal quarters of sales in excess of $1,500,000.

(3)	The options were granted on August 2, 2018 with certain vesting terms, the modification of which the Board of Directors approved on May 10, 2019 as described in the Employment Contracts section above.

(4)	The options were granted on May 17, 2019 with vesting of one-third of the options on each of the dates May 17, 2020, 2021, and 2022, respectively, subject to the holders’ eligibility under the Option Plan on each of those dates.

Profit Sharing and 401(k) Plan

We have a defined contribution 401(k) profit sharing plan. Employer profit sharing and matching contributions to the plan are discretionary. No employer profit sharing contributions were made to the plan in fiscal years 2019 and 2018. No employer matching contributions were made to the plan in fiscal years 2019 and 2018.

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Director Compensation

The following table sets forth cash amounts and the value of other compensation paid to our directors, but does not include the compensation of Dr. Joseph N. Forkey, our Chief Executive Officer, President, and Treasurer, as his compensation is reflected in the Summary Executive Compensation Table. During the fiscal year ended June 30, 2019, our Board of Directors determined that Dr. Joseph N. Forkey was our employee director and, therefore, would not earn any fees related to service on our Board.

Director Compensation Table for the Fiscal Year Ended June 30, 2019

Name of Director	Fees earned or paid in cash ($)(1)		Total ($)
Andrew J. Miclot	2,000		2,000
Richard B. Miles	1,750		1,750
Kenneth S. Schwartz	1,500	(2)	1,500
Peter H. Woodward	32,000	(3)	32,000

_______________________

(1)	Under our director compensation plan, each director receives $250 per board or committee meeting that the director attends. We also reimburse our directors for travel expenses.

(2)	Mr. Schwartz served on our board from July 9, 2014 until he passed away on June 13, 2019.

(3)	Mr. Woodward serves as our Chairman and performs various management services. In March 2019 the Company’s board of directors approved the payment of $10,000 per quarter to Mr. Woodward for the performance of certain management services beginning retroactively for the quarter ended December 31, 2018.

As of June 30, 2019, the following stock options were outstanding for each of our directors: Andrew J. Miclot – 60,000, Richard B. Miles – 74,400, Peter H. Woodward – 90,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information regarding our common stock owned as of the close of business on November 14, 2019 by the following persons: (i) each person who is known by us to own beneficially more than 5% of our common stock, (ii) each of our directors who beneficially owns our common stock, (iii) each of our Named Executive Officers who beneficially own our common stock and (iv) all executive officers and directors, as a group, who beneficially own our common stock. The information on beneficial ownership in the table and footnotes thereto is based upon data furnished to us by, or on behalf of, the persons listed in the table.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person or group that are currently exercisable or exercisable within 60 days after November 14, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or group.

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Stockholders Known by Us to Own Over 5% of Our Common Stock

	Amount of beneficial ownership (1)			Percent of
Name and Address of Beneficial Owner	Shares Owned	Shares – Rights to Acquire	Total Number	Shares Beneficially Owned (2)
Dolphin Offshore Partners LP (3) 4828 First Coast Highway, STE 5 Fernandina, FL 32034	2,070,625	0	2,070,625	16.1%

Stuart L Sternberg (4) 85 Bellevue Ave Rye, NY 10580	1,258,002	0	1,258,002	9.8%

Sandra F. and Norman H. Pessin (5) 500 Fifth Avenue, Suite 2240 New York, NY 10110	1,196,595	0	1,196,595	9.3%

Hershey Strategic Capital, LP (6) 888 7th Ave., 17th Floor New York, New York 10019	986,480	0	986,480	7.7%

MHW Partners, L.P. (7) 150 East 52nd Street 30th Fl. New York, New York 10022	674,013	90,000	764,013	5.9%

_______________________

(1)	Represents shares with respect to which each beneficial owner listed has or will have, upon acquisition of such shares upon exercise or conversion of options, warrants, conversion privileges or other rights exercisable within 60 sixty days, sole voting and investment power. For the purposes of this table, we have not assumed the limitations on exercise set forth in certain options, which limit the number of shares of common stock that the holder, together with all other shares of common stock beneficially owned by such person, does not exceed 4.999% of the total outstanding shares of common stock.

(2)	As of November 14, 2019, there were 12,868,639 issued shares of our common stock issued and outstanding. Percentages are calculated on the basis of the amount of issued and outstanding common stock plus, for each person or group, any securities that such person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(3)

We relied, in part, on the Schedule 13D/A filed jointly by Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas on December 27, 2017 for this information.

Dolphin Offshore Partners, L.P., a Delaware limited partnership, is an investment manager. Dolphin Mgmt. Services, Inc., a Delaware corporation, is the managing general partner of Dolphin Offshore Partners, L.P. Peter E. Salas is the President, sole shareholder and controlling person of Dolphin Mgmt. Services, Inc. Peter Salas is a U.S. citizen.

Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas each may be deemed to beneficially own an aggregate of 2,070,625 shares of common stock. Dolphin Offshore Partners, L.P., Dolphin Mgmt. Services, Inc. and Peter E. Salas each may be deemed to have shared power to vote or direct the vote, and dispose or direct the disposition, of all such shares of common stock.

(4)	We relied, in part, on the Schedule 13G/A filed by Stuart Sternberg on July 11, 2019, for this information.

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(5)	We relied, in part, on a Schedule 13D/A filed jointly with the SEC on July 5, 2019 by Sandra F. Pessin and Norman H. Pessin. Mr. and Mrs. Pessin are married and considered to beneficially hold each other’s shares. Ms. Pessin owns 963,334 shares and Mr. Pessin owns 233,625 shares for a combined beneficial ownership of 1,196,959 shares.

(6)

We relied, in part, on the Schedule 13D/A jointly filed by Hershey Strategic Capital, LP, Hershey Management I, LLC and Hershey Strategic Capital GP, LLC on October 10, 2017 for this information.

Hershey Management I, LLC, a Delaware limited liability company, is the investment advisor of Hershey Strategic Capital, LP, a Delaware limited partnership. Hershey Strategic Capital GP, LLC, a Delaware limited liability company, is the general partner of Hershey Strategic Capital, LP. Adam Hershey is the sole managing member of both Hershey Management I, LLC and Hershey Strategic Capital GP, LLC. As the investment advisor, Hershey Management I, LLC has the voting and dispositive power with respect to all of the shares of common stock owned by Hershey Strategic Capital, LP. On July 9, 2014, Richard E. Forkey resigned as a director and Hershey Strategic Capital, LP designated Peter H. Woodward and Dr. Kenneth S. Schwartz to our Board of Directors and such designees were so appointed.

Pursuant to the securities purchase agreement among us and several investors dated July 1, 2014, Hershey Strategic Capital, LP is entitled to designate two members of our Board of Directors, one of whom will be Chairman. If either of the directors designated by Hershey Strategic Capital, LP resigns from the Board of Directors before the third anniversary of the closing date of the transaction reflected in the purchase agreement, Hershey Strategic Capital, LP has the right to appoint an additional member of our Board of Directors, provided that funds and accounts managed Hershey Strategic Capital, LP at such time own more than one-half the number of shares purchased by Hershey Strategic Capital, LP in the transaction.

Hershey Strategic Capital, LP beneficially owns 986,480 shares of common stock. Hershey Strategic Capital, LP is managed by Adam Hershey, and in such capacity, Mr. Hershey holds the power to vote and direct the disposition of all shares of common stock owned by Hershey Strategic Capital, LP. Hershey Management I disclaims beneficial ownership in the shares.

(7)

We relied, in part, on a Form 4 filed with the SEC on December 1, 2016 by Peter H. Woodward, on a Schedule 13D/A jointly filed with the SEC on November 3, 2015 by MHW Partners, L.P., MHW Capital, LLC, MHW Capital Management, LLC, and on a Form 4 filed with the SEC on October 26, 2015 by Peter H. Woodward for this information.

MHW Partners, L.P. is a Delaware limited partnership. MHW Capital, LLC is a Delaware limited liability company. MHW Capital Management, LLC is a Delaware limited liability company. MHW Capital, LLC is the general partner of MHW Partners, L.P. Mr. Woodward is the principal of MHW Capital Management, LLC and MHW Capital, LLC and in such capacity, Mr. Woodward holds the power to vote and direct the disposition of all shares of common stock owned by MHW Partners, L.P. MHW Partners, L.P., MHW Capital, LLC, MHW Capital Management, LLC and Mr. Woodward share the power to vote and direct the disposition of all shares of common stock owned by MHW Partners, L.P. Mr. Woodward is a citizen of the United States and our current Chairman of our Board of Directors.

MHW Partners, L.P. beneficially owns 674,013 shares of common stock, and 90,000 shares that may be acquired upon the exercise of outstanding stock options by Mr. Woodward. The options vested in three installments: one-third vested immediately on the date of grant; one-third vested on May 18, 2016; the remaining one-third vested on May 18, 2017. The options have an exercise price of $0.73 and expire on May 18, 2025. However, the aggregate number of shares of common stock into which such warrants and options are exercisable, and which MHW Partners, L.P. has the right to acquire beneficial ownership, is limited to the number of shares of common stock that, together with all other shares of common stock beneficially owned by MHW Partners, L.P., does not exceed 4.999% of the total outstanding shares of common stock. Accordingly, such warrants and options are not currently exercisable into common stock until the actual shares of common stock held by MHW Partners, L.P. is less than 4.999% of the total outstanding shares of common stock. MHW Partners, L.P. may waive this 4.999% restriction with 61 days’ notice to us.

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Officers and Directors

		Amount of beneficial ownership (2)			Percent of
Name and address of beneficial owner (1)	Nature of beneficial ownership	Shares Owned	Shares – Rights to Acquire	Total Number	Shares Beneficially Owned (3)
Joseph N. Forkey (4)	Chief Executive Officer, President, Treasurer and Director	333,620	500,000	833,620	6.2%

Peter H. Woodward (5)	Chairman of the Board of Directors	674,013	90,000	764,013	5.9%

Richard B. Miles (6)	Director	15,112	74,400	89,512	*

Andrew J. Miclot (7)	Director	0	60,000	60,000	*

Donald A. Major (8)	Chief Financial Officer, Secretary	125,778	304,000	429,778	3.3%

Richard G. Cyr (9)	Optics Laboratory Manager	0	100,000	100,000	*

Jeffrey L. DiRubio (10)	Vice President, Sales & Marketing	186,000	100,000	286,000	2.2%

All directors and executive officers as a group		1,334,523	1,228,400	2,562,923	18.2%

_____________________

* Percentage of shares beneficially owned does not exceed one percent of issued and outstanding shares of stock.

(1)	Unless otherwise stated, the address of each beneficial owners listed on the table is c/o Precision Optics Corporation, Inc., 22 East Broadway, Gardner, MA 01440.

(2)	Represents shares with respect to which each beneficial owner listed has or will have, upon acquisition of such shares upon exercise or conversion of options, warrants, conversion privileges or other rights exercisable within 60 sixty days, sole voting and investment power.

(3)	As of November 14, 2019, we had 12,868,639 shares of our common stock issued and outstanding. Percentages are calculated on the basis of the amount of issued and outstanding common stock plus, for each person or group, any securities that such person or group has the right to acquire within 60 days of September 20, 2019 pursuant to options, warrants, conversion privileges or other rights.

(4)	Dr. Forkey is a member of our Board of Directors and serves as our Chief Executive Officer, President and Treasurer. Dr. Forkey’s beneficial ownership consists of (a) 333,620 shares of common stock held in joint ownership with his wife, Heather Forkey, with whom he shares voting and dispositive control, and (b) 500,000 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(5)	Mr. Peter Woodward is the Chairman of our Board of Directors. Mr. Woodward is the managing member and general partner of MHW Partners and in such capacity, Mr. Woodward holds the power to vote and direct the disposition of all shares of common stock owned by MHW Partners. On September 28, 2012, MHW Partners purchased 222,223 shares of our common stock, and warrants to purchase up to 168,386 shares of our common stock at an exercise price of $1.11 per share, subject to adjustment and a call provision if certain market price targets are reached, and an expiration date of September 28, 2017. On July 2, 2014, MHW Partners purchased 125,000 shares of common stock. On October 19, 2015, MHW Partners purchased 100,000 shares of common stock. On November 22, 2016 MHW Partners purchased 156,667 shares of common stock, and warrants to purchase 78,333 shares of common stock at an exercise at a variable exercise price subject to the Companies achievement of certain performance criteria. Mr. Woodward exercised the 78,333 November 22, 2016 warrants on October 16, 2017 at $0.01 per share. Mr. Woodward’s beneficial ownership consists of (a) 674,013 shares of common stock held through MHW Partners, L.P., and (b) 90,000 shares of common stock which may be acquired upon the exercise of outstanding stock options.

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(6)	Mr. Miles is a member of our Board of Directors. Mr. Miles’ beneficial ownership consists of (a) 15,112 shares of common stock, and (b) 74,400 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(7)	Mr. Andrew Miclot is a member of our Board of Directors. Mr. Miclot’s beneficial ownership consists of 60,000 shares that may be acquired upon the exercise of outstanding stock options.

(8)	Mr. Major is our Chief Financial Officer. Mr. Major’s beneficial ownership consists of (a) 125,778 shares of common stock, and (b) 304,000 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(9)	Mr. Cyr is our Optics Laboratory Manager and is considered a “named executive officer” as defined in Item 402(a)(3) of Regulation S-K. Mr. Cyr’s beneficial ownership consists of 55,000 shares of common stock that may be acquired upon the exercise of outstanding stock options.

(10)	Mr. DiRubio became our Vice President, Sales & Marketing effective May 1, 2019. Mr. DiRubio’s beneficial ownership consists of (a) 186,000 shares of common stock, and (b) 100,000 shares of common stock that may be acquired upon the exercise of outstanding stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

Since the beginning of the last fiscal year we had the following related party transactions.

Transactions with Officers and Directors

We issued warrants to purchase 666,667 shares of our common stock in conjunction with the sale of our common stock in the November 2016 private placement. All 666,667 warrants were exercised in October 2017, by payment of $0.01 per share or an aggregate purchase price of $6,667. Our Chairman of the Board Mr. Woodward, as principal of MHW Partners, L.P., purchased 156,667 units at an aggregate purchase price of $94,000 in the November 2016 private placement and exercised warrants at 0.01 per share for an additional 78,333 shares in October 2017.

In March 2019 our board of directors approved the payment of $10,000 per quarter to our Chairman of the Board for the performance of services to the Company beginning retroactively for the quarter ended December 31, 2018. The agreement has no maturity date and $20,000 was paid prior to June 30, 2019 and $10,000 is included in accounts payable at June 30, 2019.

Transactions with Stockholders Known by the Company to Own 5% or More of the Company’s Common Stock

In October 2017 Dolphin Offshore Partners L.P. and Hershey Strategic Capital, L.P. exercised warrants pursuant to the November 2016 private placement described above for 458,334 and 62,500 shares, respectively, at aggregate purchase prices of $4,583 and $625, respectively. At the time of these transactions, both Dolphin Offshore Partners L.P. and Hershey Strategic Capital, L.P. were beneficial owners of more than 5% of outstanding common stock.

At June 30, 2019, we received payments for common stock subscriptions totaling $925,000 at $1.25 per share. On July 1, 2019, we received $950,000 and closed the private placement on that date by issuing 760,000 unregistered common shares. The placement proceeds were used to partially fund the business acquisition of the Ross Optical division closed on July 1, 2019 with an effective date of June 1, 2019. In conjunction with the placement, we also entered into a registration rights agreement with the investors requiring submission of a registration statement with the Securities and Exchange Commission within 120 days of the placement. Ms. Sandra Pessin acquired 200,000 shares in this placement for $250,000 or $1.25 per share, and at that time Ms. Pessin was owner of more than 5% of the Company’s outstanding common stock.

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DIRECTOR INDEPENDENCE

During fiscal year ended June 30, 2019, the Board of Directors determined that Messrs. Richard B. Miles, and Andrew J. Miclot were “independent” as defined under the standards of independence set forth in the Nasdaq Listing Rules and the rules under the Securities Exchange Act of 1934.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by the law firm of Trombly Business Law, P.C., 1314 Main Street, Suite 102, Louisville, CO 80027. Ms. Trombly, the principal of Trombly Business Law, P.C., will not receive a direct or indirect interest in our Company and has never been a promoter, underwriter, voting trustee, director, officer, or employee of our Company. Nor does Ms. Trombly have any contingent based agreement with us or any other interest in or connection to us.

EXPERTS

The June 30, 2019 and 2018 financial statements included in this prospectus have been audited by Stowe & Degon LLC, independent auditors, and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Stowe & Degon LLC, has no direct or indirect interest in us, nor were they a promoter or underwriter.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

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FINANCIAL STATEMENTS

Index to Financial Statements

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets at June 30, 2019 and 2018	F-3

Consolidated Statements of Operations for the Years Ended June 30, 2019 and 2018	F-4

Consolidated Statements of Stockholders’ Equity for the Years Ended June 30, 2019 and 2018	F-5

Consolidated Statements of Cash Flows for the Years Ended June 30, 2019 and 2018	F-6

Notes to Consolidated Financial Statements for the Years Ended June 30, 2019 and 2018	F-7

Consolidated Balance Sheets at September 30, 2019 and 2018 (Unaudited)	F-21

Consolidated Statement of Operations for the Quarters Ended September 30, 2019 and 2018 (Unaudited)	F-22

Consolidated Statement of Stockholders’ Equity for the Quarters Ended September 30, 2019 and 2018 (Unaudited)	F-23

Consolidated Statement of Cash Flows for the Quarters Ended September 30, 2019 and 2018 (Unaudited)	F-24

Notes to Consolidated Financial Statements for the Quarters Ended September 30, 2019 and 2018	F-25

Audited Financial Statements of Ross Optical Industries, Inc. for the Years Ended December 31, 2018 and 2017.	F-30

Unaudited Interim Financial Statements of Ross Optical Industries, Inc. for the Three-Month Periods Ended March 31, 2019 and March 31, 2018	F-42

Unaudited Pro Forma Condensed Consolidated Financial Information of Precision Optics Corporation, Inc. as of March 31, 2019 and for the Twelve-Month Period Ended June 30, 2018, and the Nine-Month Period Ended March 31, 2019	F-47

Unaudited Pro Forma Statement of Operations for the Year Ended June 30, 2019 (Unaudited)	F-52

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

Precision Optics Corporation, Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Precision Optics Corporation, Inc. as of June 30, 2019 and 2018 and the related consolidated statements of operations, changes in stockholder’s equity, cash flows, for each of the two years in the period ended June 30, 2019 and the related notes (collectively referred to as “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2019 and 2018 and the results of its operations and its cash flows for the periods then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Stowe & Degon LLC

Westborough, Massachusetts

September 26, 2019

We have served as the Company’s auditors since 2008.

F-2

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Balance Sheets at June 30, 2019 and 2018

	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$2,288,426	$402,738
Accounts receivable (net of allowance for doubtful accounts of $246,953 at June 30, 2019 and $232,500 at June 30, 2018)	2,165,107	796,923
Inventories	1,734,604	1,144,068
Prepaid expenses	180,336	70,991
Total current assets	6,368,473	2,414,720

Fixed Assets:
Machinery and equipment	2,748,715	2,511,638
Leasehold improvements	668,446	553,596
Furniture and fixtures	168,450	148,303
	3,585,611	3,213,537
Less—Accumulated depreciation and amortization	3,202,605	3,164,051
Net fixed assets	383,006	49,486

Patents, net	54,087	47,275
Goodwill	687,664	–

TOTAL ASSETS	$7,493,230	$2,511,481

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of capital lease obligation	$9,572	$8,962
Accounts payable	1,174,263	703,538
Customer advances	450,192	857,842
Accrued compensation and other	533,944	362,502
Amount due for business acquisition	1,443,341	–
Total current liabilities	3,611,312	1,932,844

Capital lease obligation, net of current portion	5,027	14,601
Acquisition earn out liability	500,000	–

Stockholders’ Equity:
Common stock, $0.01 par value: 50,000,000 shares authorized; issued and outstanding – 12,071,139 shares at June 30, 2019 and 10,197,139 shares at June 30, 2018	120,712	101,972
Additional paid-in capital	48,893,172	45,484,186
Accumulated deficit	(45,636,993)	(45,022,122)
Total stockholders’ equity	3,376,891	564,036

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,493,230	$2,511,481

The accompanying notes are an integral part of these consolidated financial statements.

F-3

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

for the Years Ended June 30, 2019 and 2018

	2019	2018

Revenues	$6,804,169	$4,038,048
Cost of goods sold	4,681,691	2,556,130

Gross profit	2,122,478	1,481,918

Research and development expenses, net	505,300	456,377
Selling, general and administrative expenses	2,101,610	1,374,160
Business acquisition expenses	128,111	–
Total operating expenses	2,735,021	1,830,537

Operating loss	(612,543)	(348,619)

Interest expense	(1,416)	(1,859)

Loss before provision for income taxes	(613,959)	(350,478)

Provision for income taxes	912	912

Net loss	$(614,871)	$(351,390)

Loss per share:
Basic and fully diluted	$(0.05)	$(0.04)

Weighted average common shares outstanding:
Basic and fully diluted	11,486,079	9,826,151

The accompanying notes are an integral part of these consolidated financial statements.

F-4

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

for the Years Ended June 30, 2019 and 2018

	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity

Balance, July 1, 2017	8,872,916	$88,729	$45,140,383	$(44,670,732)	$558,380
Proceeds from private placement of common stock, net of issuance costs of $2,963	555,556	5,556	241,482	–	247,038
Proceeds from exercise of stock purchase warrants	666,667	6,667	–	–	6,667
Issuance of common stock for consulting services	102,000	1,020	49,980	–	51,000
Stock-based compensation	–	–	52,341	–	52,341
Net loss	–	–	–	(351,390)	(351,390)
Balance, June 30, 2018	10,197,139	$101,972	$45,484,186	$(45,022,122)	$564,036

Proceeds from private placement of common stock, net of issuance costs of $12,250	1,600,000	16,000	1,971,750	–	1,987,750
Proceeds from exercise of stock options	74,000	740	53,160	–	53,900
Issuance of common stock for services	200,000	2,000	208,000	–	210,000
Proceeds from private placement of common stock subscribed, net of estimated issuance costs of $12,250	–	–	912,750	–	912,750
Stock-based compensation	–	–	263,326	–	263,326
Net loss	–	–	–	(614,871)	(614,871)
Balance, June 30, 2019	12,071,139	$120,712	$48,893,172	$(45,636,993)	$3,376,891

The accompanying notes are an integral part of these consolidated financial statements.

F-5

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

for the Years Ended June 30, 2019 and 2018

	2019	2018
Cash Flows from Operating Activities:
Net loss	$(614,871)	$(351,390)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities-
Depreciation and amortization	38,554	27,216
Provision for doubtful accounts receivable	8,083	227,500
Stock-based compensation expense	473,326	52,341
Non-cash consulting expense	–	2,400
Changes in operating assets and liabilities, net of effects of business acquisition-
Accounts receivable	(723,369)	(555,875)
Inventories	137,510	(88,621)
Prepaid expenses	(106,456)	(15,006)
Accounts payable	69,365	48,580
Customer advances	(432,000)	677,705
Accrued compensation and other	118,165	75,807
Net cash provided by (used in) operating activities	(1,031,693)	100,657

Cash Flows from Investing Activities:
Cash acquired in business acquisition, net of $56,659 paid at year end	106,545	–
Additional patent costs	(6,812)	(17,189)
Purchases of fixed assets	(140,038)	(4,448)
Net cash used in investing activities	(40,305)	(21,637)

Cash Flows from Financing Activities:
Payment of capital lease obligation	(8,964)	(8,392)
Gross proceeds from private placements of common stock	2,925,000	210,001
Gross proceeds from exercise of stock options and warrants	53,900	6,667
Private placement expenses paid	(12,250)	(2,963)
Net cash provided by financing activities	2,957,686	205,313

Net increase in cash and cash equivalents	1,885,688	284,333
Cash and cash equivalents, beginning of year	402,738	118,405

Cash and cash equivalents, end of year	$2,288,426	$402,738

Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes	$912	$912

Supplemental disclosure of non-cash financing activities:
Issuance of common stock for services	$210,000	$51,000
Private placement expenses incurred but not yet paid	$12,250	$–
Issuance of common stock in settlement of accounts payable	$–	$40,000

The accompanying notes are an integral part of these consolidated financial statements.

F-6

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Nature of Business

Precision Optics Corporation, Inc. (the “Company”) designs, develops, manufactures and sells specialized optical and illumination systems and related components. The Company conducts business in one industry segment only and its customers are primarily domestic. The Company performs advanced optical and illumination system design, development, assembly and manufacturing services, and sources for resale specialized optical components for products that fall into two principal areas: (i) medical products for use by hospitals and physicians; and (ii) products used by military and industrial customers.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Certain balance sheet items in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. This reclassification had no effect on the previously reported net loss.

(c)	Revenues

On July 1, 2018, the Company adopted ASU 2014-09 Revenue from Contracts with Customers (ASC 606) using the modified retrospective method for contracts that were not completed as of July 1, 2018, whereby revenues are recognized as the performance obligations to deliver products or services are satisfied and are recorded based on the amount of consideration the Company expects to receive in exchange for satisfying the performance obligations. Most of the Company’s products and services are marketed to medical device companies almost exclusively in the United States. Products and services are primarily transferred to customers at a point in time based upon when services are performed or product is shipped.

Revenues represent the amount of consideration the Company expects to receive from customers in exchange for transferring products and services. Other selling costs to obtain and fulfill contracts are expensed as incurred due to the short-term nature of a majority of its revenues. The Company extends terms of payment to its customers based on commercially reasonable terms for the markets of its customers, while also considering their credit quality. Shipping and handling costs charged to customers are included in revenues.

The Company disaggregates revenues by product and service types as it believes it best depicts how the nature, amount, timing and uncertainty of revenues and cash flows are affected by economic factors. Revenues are comprised of the following for the fiscal years ended June 30, 2019 and 2018:

	2019	2018
Engineering Design Services	$1,313,543	$1,283,534
Optical Components	1,821,889	1,226,190
Medical Device Products and Assemblies	3,668,737	1,528,324
Total Revenues	$6,804,169	$4,038,048

F-7

Contract Assets and Liabilities

The nature of the Company’s products and services does not generally give rise to contract assets as it typically does not incur costs to fulfill a contract before a product or service is provided to a customer. The Company’s costs to obtain contracts are typically in the form of sales commissions paid to employees. The Company has elected to expense sales commissions associated with obtaining a contract as incurred as the amortization period is generally less than one year. These costs have been recorded in selling, general and administrative expenses. As of June 30, 2019, there were no contract assets recorded in the Company’s Consolidated Balance Sheets.

The Company’s contract liabilities arise as a result of unearned revenue received from customers at inception of contracts or where the timing of billing for services precedes satisfaction of the Company’s performance obligations. The Company generally satisfies performance obligations within one year from the contract inception date. As of July 1, 2018, contract liabilities were $857,842, which were recorded as customer advances in the Company’s Consolidated Balance Sheets, of which $768,408 was recognized in sales during the fiscal year ended June 30, 2019. As of June 30, 2019, contract liabilities recorded as customer advances were $450,192.

(d)	Cash and Cash Equivalents

The Company includes in cash equivalents all highly liquid investments with original maturities of three months or less at the time of acquisition. Cash and cash equivalents of $2,288,426, and $402,738 at June 30, 2019 and 2018, respectively, consist primarily of cash at banks and money market funds. The Company maintains its cash and cash equivalents in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on its cash and cash equivalents.

(e)	Inventories

Inventories are stated at the lower of cost (first-in, first-out) and net realizable value and include material, labor and manufacturing overhead. The components of inventories at June 30, 2019 and 2018 are as follows:

	2019	2018
Raw material	$578,856	$500,908
Work-in-progress	409,019	434,536
Finished goods	746,729	208,624
	$1,734,604	$1,144,068

The Company provides for estimated obsolescence on unmarketable inventory based upon assumptions about future demand and market conditions. If actual demand and market conditions are less favorable than those projected by management, additional inventory write-downs may be required. Inventory, once written down, is not subsequently written back up, as these adjustments are considered permanent adjustments to the carrying value of the inventory.

F-8

(f)	Property and Equipment

Property and equipment are recorded at cost. Maintenance and repair items are expensed as incurred. The Company provides for depreciation and amortization by charges to operations, using the straight-line and declining-balance methods, which allocate the cost of property and equipment over the following estimated useful lives:

Asset Classification	Estimated Useful Life
Machinery and equipment	2-7 years
Leasehold improvements	Shorter of lease term or estimated useful life
Furniture and fixtures	5 years
Vehicles	3 years

Depreciation and amortization expense was $38,554 and $27,216 for the years ended June 30, 2019 and 2018, respectively.

(g)	Significant Customers and Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of cash equivalents and trade accounts receivable. The Company places its investments with highly rated financial institutions. The Company has not experienced any losses on these investments to date. At June 30, 2019, the Company’s largest customer account receivable balance was 12% of total accounts receivable. At June 30, 2018, receivables from the Company’s four largest customer account receivable balances were 22%, 16%, 13%, and 13%, respectively, of total accounts receivable. No other customer accounted for more than 10% of the Company’s receivables as of June 30, 2019 and 2018.

The allowance for doubtful accounts receivable was increased to $246,953 at June 30, 2019 from $232,500 at June 30, 2018 in order to specifically reserve for various accounts receivable balances generated in the Ross Optical division. $227,500 of the reserve was established in fiscal 2018 relating to one specific customer. Other than these doubtful accounts receivable, the Company has not experienced any material losses related to accounts receivable from individual customers. The Company generally does not require collateral or other security as a condition of sale, rather it relies on credit approval, balance limitation and monitoring procedures to control credit risk in trade account financial instruments. Management believes the allowance for doubtful accounts, which is established based upon review of specific account balances and historical experience, is adequate at June 30, 2019.

Revenues from the Company’s largest customers, as a percentage of total revenues, were as follows:

	2019	2018
Customer A	8%	16%
Customer B	6%	14%
Customer C	18%	8%
Customer D	13%	5%
Customer E	11%	4%
All Others	44%	53%
	100%	100%

No other customer accounted for more than 10% of the Company’s revenues in fiscal years 2019 and 2018.

F-9

(h)	Loss per Share

Basic income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period, plus the number of potentially dilutive securities outstanding during the period such as stock options and warrants. For the year ended June 30, 2019 and 2018, the effect of such securities was antidilutive and not included in the diluted calculation because of the net loss generated in those periods.

The following is the calculation of loss per share for the years ended June 30, 2019 and 2018:

	Year Ended June 30
	2019	2018
Net Loss– Basic and Diluted	$(614,871)	$(351,390)

Basic Weighted Average Shares Outstanding	11,486,079	9,826,151
Potentially Dilutive Securities	–	–
Diluted Weighted Average Shares Outstanding	11,486,079	9,826,151

Loss Per Share
Basic	$(0.05)	$(0.04)
Diluted	$(0.05)	$(0.04)

The number of shares issuable upon the exercise of outstanding stock options and warrants that were excluded from the computation as their effect was antidilutive was approximately 1,819,500 and 4,530,513 for the years ended June 30, 2019 and 2018, respectively.

(i)	Stock-Based Compensation

The measurement and recognition of compensation costs for all stock-based awards made to employees and the Board of Directors are based upon fair value over the requisite service period for awards expected to vest. The Company estimates the fair value of share-based awards on the date of grant using the Black-Scholes option-pricing model. Stock-based compensation costs recognized for the years ended June 30, 2019 and 2018 amounted to $473,326 and $52,341, respectively.

(j)	Goodwill and Patents

Long-lived assets such as goodwill and patents are capitalized when acquired and reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Impairment of the carrying value of long-lived assets such as goodwill and patents would be indicated if the best estimate of future undiscounted cash flows expected to be generated by the asset grouping is less than its carrying value. If an impairment is indicated, any loss is measured as the difference between estimated fair value and carrying value and is recognized in operating income or loss. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No such impairments of goodwill or patents have been estimated by management during the years ended June 30, 2019 or 2018.

F-10

(k)	Fair Value of Financial Instruments

Financial instruments consist principally of cash and cash equivalents, accounts receivable and accounts payable. The estimated fair value of these financial instruments approximates their carrying value due to their short-term nature.

(l)	Warranty Costs

The Company does not incur future performance obligations in the normal course of business other than providing a standard one-year warranty on materials and workmanship to its customers (except in certain unusual and infrequently occurring situations where extended warranty terms beyond one year are negotiated with the customer). The Company provides for estimated warranty costs at the time product revenue is recognized. Warranty costs have been included as a component of cost of goods sold in the accompanying consolidated statements of operations. The following tables summarize warranty reserve activity for the years ended June 30, 2019 and 2018:

	2019	2018
Balance at beginning of period	$25,000	$25,000
Provision for warranty claims	5,791	6,109
Warranty claims incurred	(5,791)	(6,109)
Balance at end of period	$25,000	$25,000

(m)	Research and Development

Research and development expenses are charged to operations as incurred. The Company groups development and prototype costs and related reimbursements in research and development. There were no reimbursements for research and development recorded in research and development for the years ended June 30, 2019 and 2018.

(n)	Comprehensive Income

Comprehensive income or loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owners sources. The Company’s comprehensive loss or income for the years ended June 30, 2019 and 2018 was equal to its net loss for the same periods.

(o)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment.

F-11

(p)	Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions about how to allocate resources and assess performance. The Company’s chief decision-maker is its Chief Executive Officer. To date, the Company has viewed its operations and manages its business as principally one segment. For all periods presented, over 90% of the Company’s sales have been to customers in the United States.

(q)	Use of Estimates

The preparation of financial statements in conformity with accounting standards generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(r)	Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This guidance establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations and comprehensive income. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently assessing the potential impact of this ASU on its consolidated financial statements and footnote disclosures and intends to implement it in the first interim period following the year ended June 30, 2019.

(2)	BUSINESS ACQUISITION

On July 1, 2019 the Company acquired the operating assets of Ross Optical Industries, Inc. of El Paso, Texas, a supplier of custom and catalogue optical components sourced through an extensive network of worldwide specialized vendors and sold for industrial, military and medical applications. The acquisition had an effective date of June 1, 2019, and a purchase price of up to $2,000,000. Pursuant to the agreement $1,500,000 was owed at closing subject to certain holdback terms, of which $1,443,341 remained owed and is recorded as a current liability in the accompanying balance sheet at June 30, 2019. The Company agreed to pay the remaining $500,000 as an earn-out contingent upon the satisfaction of certain financial thresholds consisting of mutually agreed upon revenue and gross margin targets of the Ross Optical division over a term of three years, beginning on July 1, 2019 at a rate of up to $166,666 per year. The $500,000 earn out obligation is recorded as a long-term liability in the accompanying balance sheet at June 30, 2019.

To partially fund the acquisition the Company raised gross proceeds of $950,000 on July 1, 2019 through the sale of 760,000 shares of its common stock. See Note 4(f).

F-12

(a)	Purchase Price Allocation and Goodwill

The allocation of purchase price is preliminary and subject to change based on future payments made for the earn-out contingent liability. Any unearned portions of the earn-out liability will be recognized in earnings. The acquired assets, contingent consideration and assumed liabilities at the effective date of acquisition include the following:

At Acquisition Effective Date June 1, 2019	Amount
Cash and cash equivalents	$163,204
Trade accounts receivable, net	652,898
Inventories	728,046
Other current assets	2,889
Fixed assets	232,036
Total Assets Acquired	1,779,073
Accounts payable	401,360
Customer advances	24,350
Accrued compensation and other	41,027
Total Liabilities Assumed	466,737
Net assets acquired	1,312,336
Goodwill	687,664
Total Purchase Price-Initial and Contingent Consideration	$2,000,000

(b)	Consolidated Pro Forma Results

Consolidated unaudited pro forma results of operations for the Company are presented below assuming that the acquisition of the Ross Optical division has occurred on July 1, 2017. Pro forma operating results include net adjustments resulting from the acquisition transaction and reducing operating expenses by $447,722 and $364,149 during the years ended June 30, 2019 and 2018, respectively.

	2019	2018
Revenues	$10,539,623	$7,932,325
Net Income	$121,946	$472,317
Earnings per Share
Basic	$0.01	$0.05
Fully Diluted	$0.01	$0.05

Pro forma financial information is not necessarily indicative of the Company’s actual results of operations if the acquisition had been completed at the date indicated, nor is it necessarily an indication of future operating results. Amounts do not include any operating efficiencies or cost saving that the Company believes are achievable.

F-13

(3)	COMMITMENTS

(a)	Related Party Transactions

Transactions with Officers and Directors

Warrants to purchase 666,667 shares of the Company’s common stock were issued in conjunction with the sale the Company’s common stock in November, 2016. All 666,667 warrants were exercised in October 2017, by payment to the Company of $0.01 per share or an aggregate purchase price of $6,667. Pursuant to the above transaction, the Company’s Chairman of the Board Mr. Woodward, as principal of MHW Partners, L.P., purchased 156,667 units at an aggregate purchase price of $94,000 in November 2016 and exercised warrants at 0.01 per share for an additional 78,333 shares in October 2017.

In March 2019 the Company’s board of directors approved the payment of $10,000 per quarter to the Company’s Chairman of the Board for the performance of services to the Company beginning retroactively for the quarter ended December 31, 2018. The agreement has no maturity date and $20,000 was paid prior to June 30, 2019 and $10,000 is included in accounts payable at June 30, 2019.

Transactions with Stockholders Known by the Company to Own 5% or More of the Company’s Common Stock

In October 2017 Dolphin Offshore Partners L.P. and Hershey Strategic Capital, L.P. exercised warrants pursuant to the November 2016 placement described above for 458,334 and 62,500 shares, respectively, at aggregate purchase prices of $4,583 and $625, respectively. At the time of these transactions, both Dolphin Offshore Partners L.P. and Hershey Strategic Capital, L.P. were beneficial owners of more than 5% of outstanding common stock.

At June 30, 2019 the Company had received payments for common stock subscriptions totaling $925,000 at $1.25 per share. On July 1, 2019 the Company received an additional $25,000 and closed the placement on that date by issuing 760,000 unregistered common shares. The placement proceeds were used to partially fund the business acquisition of the Ross Optical division. In conjunction with the placement, the Company also entered into a registration rights agreement with the investors requiring submission of a registration statement with the Securities and Exchange Commission within ninety days of the placement. Ms. Sandra Pessin acquired 200,000 shares in this placement for $250,000 or $1.25 per share, and at that time Ms. Pessin was owner of more than 5% of the Company’s outstanding common stock.

F-14

(b)	Capital Lease Obligation

The Company entered into a five-year capital lease obligation in January 2016 for the acquisition of manufacturing equipment with payments totaling $51,252. At June 30, 2019, future minimum lease payments under the capital lease obligation are as follows:

Fiscal Year Ending June 30:	Amount
2020	$10,250
2021	5,126
Total minimum payments	15,376
Less: amount representing interest	777
Present value of minimum lease payments	14,599
Less: current portion	9,572
$5,027

The net book value of assets held under capital leases is $13,192 at June 30, 2019.

(c)	Operating Lease Commitments

The Company’s operating leases for its Gardner, Massachusetts office and production space and equipment expired at various dates during fiscal year 2017 and the Company is continuing those rents on a month to month tenant at will basis. Rent expense on operating leases, excluding the related party rent described above, was $58,228 and $58,100 for the years ended June 30, 2019 and 2018, respectively.

The Ross Optical division rents a single facility in El Paso, Texas from an unrelated party pursuant to an operating lease with the following non-cancellable minimum lease payments through May 2022.

Fiscal Year Ending June 30:	Amount
2020	$40,784
2021	41,803
2022	39,196
Total minimum payments	$121,783

In addition to the minimum lease payments, the Company also pays operating costs associated with the El Paso lease. Total rent expense for the month of June 2019 since the acquisition of the Ross Optical division and included in the accompanying statement of operations was $4,976.

F-15

(4)	STOCKHOLDERS’ EQUITY

(a)	Stock Options

The following table summarizes stock-based compensation expense for the years ended June 30:

	2019	2018
Cost of Goods Sold	$11,233	$8,669
Research and Development Expenses	20,398	15,423
Selling, General and Administrative Expenses	231,695	28,249
Stock Based Compensation Expense	$263,326	$52,341

(b) Common Stock Award

On August 2, 2018, the Company awarded its Chief Executive Officer 300,000 shares of common stock for services performed through June 30, 2018. As of June 30, 2019, 200,000 shares have been issued. The fair market value of the 300,000 shares on the award date equal to $210,000 has been recorded as general and administrative stock-based compensation expense in the quarter ended September 30, 2018.

No compensation has been capitalized because such amounts would have been immaterial. There was no net income tax benefit recognized related to such compensation for the years ended June 30, 2019 or 2018, as the Company is currently in a loss position. There were 831,000 stock options granted during the year ended June 30, 2019 and 40,000 stock options granted during the year ended June 30, 2018.

As of June 30, 2019, the unrecognized compensation costs related to options vesting in the future is $200,578. The Company uses the Black-Scholes option-pricing model as the most appropriate method for determining the estimated fair value for the stock awards. The Black-Scholes method of valuation requires several assumptions: (1) the expected term of the stock award; (2) the expected future stock volatility over the expected term; and (3) risk-free interest rate. The expected term represents the expected period of time the Company believes the options will be outstanding based on historical information. Estimates of expected future stock price volatility are based on the historic volatility of the Company’s common stock and the risk-free interest rate is based on the U.S. Zero-Bond rate. The Company utilizes a forfeiture rate based on an analysis of the Company’s actual experience. The fair value of options at date of grant was estimated with the following assumptions for options granted in fiscal year 2019:

Year Ended
June 30, 2019
Assumptions:
Option life	5.3 years
Risk-free interest rate	3.0%
Stock volatility	133%
Dividend yield	0
Weighted average fair value of grants	$0.70

F-16

Stock Option and Other Compensation Plans:

The type of share-based payments currently utilized by the Company is stock options.

The Company has various stock option and other compensation plans for directors, officers and employees. The Company has the following stock option plans outstanding as of June 30, 2019: The Precision Optics Corporation, Inc. 2011 Equity Incentive Plan (the “2011 Plan”) and the Precision Optics Corporation, Inc. 2006 Equity Incentive Plan (the “2006 Plan”). Vesting periods under the 2011 Plan and the 2006 Plan are at the discretion of the Board of Directors and typically average three and in some instances are subject to future performance criteria. Options under these Plans are granted at fair market value on the date of grant and typically have a term of ten years from the date of grant.

The 2011 Plan provides eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. On April 16, 2015, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan which increased the maximum number of shares of the Company’s common stock that may be awarded under the Plan from 325,000 to 1,825,000, an increase of 1,500,000 shares. In connection therewith, on April 20, 2015, the Company filed a registration statement on Form S-8 to register the 1,500,000 shares of the Company’s common stock. On May 1, 2019, the Board of Directors approved an amendment to the 2011 Equity Incentive Plan which increased the maximum number of shares of our common stock that may be awarded under the Plan from 1,825,000 to 2,825,000, an increase of 1,000,000 shares. At June 30, 2019, a total of 1,702,102 stock options are outstanding and 655,898 shares of common stock were available for future grants under the 2011 Plan.

The 2006 Plan provides eligible participants (certain employees, directors, consultants, etc.) the opportunity to receive a broad variety of equity based and cash awards. Options granted vest and are exercisable for periods determined by the Board of Directors, not to exceed 10 years from the date of grant. At June 30, 2019, a total of 117,398 stock options are outstanding, and no shares of common stock are available for future grants under the 2006 Plan.

The following tables summarize stock option activity for the years ended June 30, 2019 and 2018:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life
Outstanding at July 1, 2017	1,078,400	$0.78	7.01 years
Grants	40,000	$0.61
Cancellations	(62,700)	$0.99
Outstanding at June 30, 2018	1,055,700	$0.76	6.13 years
Grants	831,000	$0.99
Exercised	(64,500)	$0.75
Cancellations	(2,700)	$0.86
Outstanding at June 30, 2019	1,819,500	$0.87	7.05 years

F-17

Information related to the stock options outstanding as of June 30, 2019 is as follows:

Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Exercisable Number of Shares	Exercisable Weighted- Average Exercise Price
$0.27	40,000	2.04	$0.27	40,000	$0.27
$0.40	15,000	7.83	$0.40	10,000	$0.40
$0.48	60,000	6.75	$0.48	60,000	$0.48
$0.50	100,000	5.98	$0.50	100,000	$0.50
$0.55	46,500	4.60	$0.55	41,500	$0.55
$0.64	25,000	8.37	$0.64	15,000	$0.64
$0.70	100,000	9.10	$0.70	100,000	$0.70
$0.73	801,000	7.29	$0.73	631,500	$0.73
$0.85	6,000	3.51	$0.85	6,000	$0.85
$0.90	6,000	4.51	$0.90	6,000	$0.90
$0.95	30,000	5.03	$0.95	30,000	$0.95
$1.20	207,800	2.67	$1.20	207,800	$1.20
$1.30	381,000	9.89	$1.30	0	$1.30
$1.35	1,200	0.40	$1.35	1,200	$1.35
$0.27–1.35	1,819,500	7.09	$0.87	1,249,000	$0.87

The aggregate intrinsic value of the Company’s “in-the-money” outstanding and exercisable options as of June 30, 2019 was $565,150 and $484,005, respectively.

(c)	Warrants

Warrants for the issuance of 666,667 shares were exercised on or before October 16, 2017, by payment to the Company for the aggregate purchase price of $6,667. There were no warrants for the purchase of the Company’s stock outstanding as of June 30, 2019 or 2018.

(d)	Sale of Stock in August 2017

On August 22, 2017, the Company entered into agreements with accredited investors for the sale and purchase of 466,668 unregistered shares of its common stock, $0.01 par value at a purchase price of $0.45 per share. The Company received $210,001 in gross proceeds from the offering. The Company used the net proceeds from this placement for general working capital purposes.

F-18

Concurrently with the placement, the Company entered into an agreement with an investor for the sale of 88,888 unregistered shares of its common stock for services provided to the Company at a price of $0.45 per share.

In connection with the placement, the Company also entered into a registration rights agreement with the investors, pursuant to which the Company filed a registration statement for the 555,556 shares with the Securities and Exchange Commission on November 20, 2017 and which became effective on December 13, 2017.

(e)	Sale of Stock in October 2018

On October 16, 2018, the Company entered into agreements with accredited investors for the sale and purchase of 1,600,000 unregistered shares of its common stock, $0.01 par value at a purchase price of $1.25 per share. The Company received $2,000,000 in gross proceeds from the offering. The Company is using the net proceeds from this placement for general working capital purposes.

In connection with the placement, the Company also entered into a registration rights agreement with the investors, whereby the Company was obligated to file a registration statement with the Securities Exchange Commission on or before 90 calendar days after October 16, 2018 to register the resale by the investors of 1,600,000 shares of our common stock purchased in the placement. The registration statement was filed with the Securities and Exchange Commission on January 3, 2019 and Amendment No. 1 to the registration statement was filed with the Securities and Exchange Commission on January 16, 2019. The registration statement became effective on February 5, 2019.

(f)	Sale of Stock in July 2019

On July 1, 2019, the Company entered into agreements with accredited investors for the sale and purchase of 760,000 unregistered shares of its common stock, $0.01 par value at a purchase price of $1.25 per share. The Company received $950,000 in gross proceeds from the offering, $925,000 of which was received as of June 30, 2019 and is included in the accompanying statement of stockholders’ equity as common stock subscriptions. The Company used the net proceeds from this placement to partially fund the July 1, 2019 acquisition of the operating assets of Ross Optical Industries, Inc with an effective date of June 1, 2019.

In connection with the placement, the Company also entered into a registration rights agreement with the investors, whereby the Company is obligated to file a registration statement with the Securities Exchange Commission on or before 120 calendar days after July 1, 2019 to register the resale by the investors of 760,000 shares of our common stock purchased in the placement.

(5)	INCOME TAXES

The Company has identified its federal tax return and its state tax return in Massachusetts as “major” tax jurisdictions. The periods subject to examination for its federal and state income tax returns are the years ended in 2017 and thereafter. The Company believes its income tax filing positions and deductions will be sustained on audit and it does not anticipate any adjustments that would result in a material change to its financial position. Therefore, no liabilities for uncertain income tax positions have been recorded.

F-19

The provision for income taxes in the accompanying consolidated statements of operations consists of the minimum statutory state income tax liability of $912 for the years ended June 30, 2019 and 2018.

A reconciliation of the federal statutory rate to the Company’s effective tax rate for the fiscal years ended June 30, 2019 and 2018 is as follows:

	2019	2018
Income tax expense (benefit) at federal statutory rate	(21.0)%	(21.0)%
Increase (decrease) in tax resulting from:
State taxes, net of federal benefit	(6.3)%	(6.3)%
Change in valuation allowance	5.0%	20.4%
Stock based compensation	21.0%	4.5%
Nondeductible items	1.1%	2.3%
Effective tax rate	(0.2)%	(0.1)%

The components of deferred tax assets and liabilities at June 30, 2019 and 2018 are approximately as follows:

	2019	2018
Deferred tax assets:
Net operating loss carry forwards	$2,121,000	$2,601,000
Tax credit carry forwards	298,000	377,000
Reserves and accruals not yet deducted for tax purposes	563,000	360,000
Total deferred tax assets	2,982,000	3,338,000
Valuation allowance	(2,982,000)	(3,338,000)
Net deferred tax asset	$–	$–

The Company has provided a valuation allowance to reduce the net deferred tax asset to an amount the Company believes is “more likely than not” to be realized.

At June 30, 2019, the Company had federal and state net operating loss carry forwards of approximately $9,134,000 and $3,196,000, respectively, which will, if not used, expire at various dates beginning in fiscal year 2020. In addition, the Company had net operating loss carry forwards from its Hong Kong operations of approximately $2,252,000, which carry forward indefinitely.

(6)	PROFIT SHARING PLAN

The Company has a defined contribution 401(k) profit sharing plan. Employer profit sharing and matching contributions to the plan are discretionary. No employer profit sharing or matching contributions were made to the plan in fiscal years 2019 and 2018.

F-20

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2019	June 30, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$849,135	$2,288,426
Accounts receivable (net of allowance for doubtful accounts of $246,201 and $246,953 at September 30, 2019 and June 30, 2019, respectively)	1,645,765	2,165,107
Inventories	2,071,852	1,734,604
Prepaid expenses	181,106	180,336
Total current assets	4,747,858	6,368,473

Fixed Assets:
Machinery and equipment	2,755,076	2,748,715
Leasehold improvements	683,970	668,446
Furniture and fixtures	168,450	168,450
	3,607,496	3,585,611
Less—Accumulated depreciation and amortization	3,225,525	3,202,605
Net fixed assets	381,971	383,006

Operating lease right-to-use asset	158,690	–
Patents, net	60,841	54,087
Goodwill	687,664	687,664

TOTAL ASSETS	$6,037,024	$7,493,230

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of capital lease obligation	$9,731	$9,572
Accounts payable	1,036,188	1,174,263
Customer advances	513,623	450,192
Accrued compensation and other	370,296	533,944
Amount due for business acquisition	–	1,443,341
Operating lease liability	54,310	–
Total current liabilities	1,984,148	3,611,312

Capital lease obligation, net of current portion	2,535	5,027
Acquisition earn out liability	500,000	500,000
Operating lease liability	104,380	–

Stockholders’ Equity:
Common stock, $0.01 par value: 50,000,000 shares authorized; issued and outstanding – 12,868,639 shares at September 30, 2019 and 12,071,139 shares at June 30, 2019	128,687	120,712
Additional paid-in capital	49,040,377	48,893,172
Accumulated deficit	(45,723,103)	(45,636,993)
Total stockholders’ equity	3,445,961	3,376,891

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,037,024	$7,493,230

The accompanying notes are an integral part of these consolidated interim financial statements.

F-21

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED

SEPTEMBER 30, 2019 AND 2018

(UNAUDITED)

	Three Months Ended September 30,
	2019	2018
Revenues	$2,514,984	$1,559,458

Cost of Goods Sold	1,540,867	1,096,951
Gross Profit	974,117	462,507

Research and Development Expenses, net	152,154	100,798

Selling, General and Administrative Expenses	907,845	660,489
Total Operating Expenses	1,059,999	761,287

Operating Loss	(85,882)	(298,780)

Interest Expense	(228)	(505)

Net Loss	$(86,110)	$(299,285)

Loss Per Share:
Basic and Diluted	$(0.01)	$(0.03)

Weighted Average Common Shares Outstanding:
Basic and Diluted	12,832,389	10,261,269

The accompanying notes are an integral part of these consolidated interim financial statements.

F-22

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED

SEPTEMBER 30, 2019 AND 2018

(UNAUDITED)

	Three Month Period Ended September 30, 2019
	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity

Balance, July 1, 2019	12,071,139	$120,712	$48,893,172	$(45,636,993)	$3,376,891
Issuance of common stock in private placement	760,000	7,600	17,400	–	25,000
Proceeds from exercise of stock options	12,500	125	8,550	–	8,675
Issuance of common stock for services	25,000	250	44,750	–	45,000
Stock-based compensation	–	–	76,505	–	76,505
Net loss	–	–	–	(86,110)	(86,110)
Balance, September 30, 2019	12,868,639	$128,687	$49,040,377	$(45,723,103)	$3,445,961

	Three Month Period Ended September 30, 2018
	Number of Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity

Balance, July 1, 2018	10,197,139	$101,972	$45,484,186	$(45,022,122)	$564,036
Issuance of common stock for services	100,000	1,000	209,000	–	210,000
Stock-based compensation	–	–	132,984	–	132,984
Net loss	–	–	–	(299,285)	(299,285)
Balance, September 30, 2018	10,297,139	$102,972	$45,826,170	$(45,321,407)	$607,735

The accompanying notes are an integral part of these consolidated interim financial statements.

F-23

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED

SEPTEMBER 30, 2019 AND 2018

(UNAUDITED)

	Three Months Ended September 30,
	2019	2018
Cash Flows from Operating Activities:
Net Loss	$(86,110)	$(299,285)
Adjustments to reconcile net loss to net cash provided from (used in) operating activities -
Depreciation and amortization	22,920	6,956
Stock-based compensation expense	76,505	342,984
Non-cash consulting expense	45,000	–
Changes in operating assets and liabilities -
Accounts receivable, net	519,342	141,203
Inventories, net	(337,248)	30,450
Prepaid expenses	(770)	13,124
Accounts payable	(138,075)	260,043
Customer advances	63,431	(457,138)
Accrued liabilities	(163,648)	(44,767)
Net cash provided by (used in) operating activities	1,347	(6,430)

Cash Flows from Investing Activities:
Cash paid for business acquisition	(1,443,341)	–
Purchases of fixed assets	(21,885)	(42,809)
Additional patent costs	(6,754)	–
Net cash used in investing activities	(1,471,980)	(42,809)

Cash Flows from Financing Activities:
Payment of capital lease obligation	(2,333)	(2,185)
Gross proceeds from exercise of stock options	8,675	–
Gross Proceeds from private placement of common stock	25,000	–
Net cash provided from (used in) financing activities	31,342	(2,185)

Net decrease in cash and cash equivalents	(1,439,291)	(51,424)
Cash and cash equivalents, beginning of period	2,288,426	402,738

Cash and cash equivalents, end of period	$849,135	$351,314

Supplemental disclosure of non-cash financing activities:
Offering costs included in accrued compensation and other	$12,250	$–

The accompanying notes are an integral part of these consolidated interim financial statements.

F-24

PRECISION OPTICS CORPORATION, INC.

NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS (UNAUDITED)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Operations

The accompanying consolidated financial statements include the accounts of Precision Optics Corporation, Inc. and its wholly-owned subsidiaries (the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain balance sheet items in the prior period financial statements have been reclassified to conform to the presentation of the current period financial statements. This reclassification had no effect on the previously reported net loss.

These consolidated financial statements have been prepared by the Company, without audit, and reflect normal recurring adjustments which, in the opinion of management, are necessary for a fair statement of the results of the first quarter of the Company’s fiscal year 2020. These consolidated financial statements do not include all disclosures associated with annual consolidated financial statements and, accordingly, should be read in conjunction with footnotes contained in the Company’s consolidated financial statements for the year ended June 30, 2019, together with the Report of Independent Registered Public Accounting Firm filed under cover of the Company’s 2019 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on September 26, 2019.

Use of Estimates

The preparation of these consolidated financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Income (Loss) Per Share

Basic income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period. Diluted income (loss) per share is computed by dividing net income or net loss by the weighted average number of shares of common stock outstanding during the period, plus the number of potentially dilutive securities outstanding during the period such as stock options and warrants. For the three months ended September 30, 2019 and 2018, the effect of such securities was antidilutive and not included in the diluted calculation because of the net loss generated in these periods.

The following is the calculation of loss per share for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
	2019	2018
Net Loss – Basic and Diluted	$(86,110)	$(299,285)

Basic and Diluted Weighted Average Shares Outstanding	12,832,389	10,261,269

Loss Per Share
Basic and Diluted	$(0.01)	$(0.03)

The number of shares issuable upon the exercise of outstanding stock options and warrants that were excluded from the computation as their effect was antidilutive was approximately 2,007,000 and 1,493,200 for the three months ended September 30, 2019 and 2018, respectively.

F-25

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment. Based on this evaluation, a full valuation reserve has been provided for the deferred tax assets.

Goodwill and Patents

Long-lived assets such as goodwill and patents are capitalized when acquired and reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Impairment of the carrying value of long-lived assets such as goodwill and patents would be indicated if the best estimate of future undiscounted cash flows expected to be generated by the asset grouping is less than its carrying value. If an impairment is indicated, any loss is measured as the difference between estimated fair value and carrying value and is recognized in operating income or loss. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. No such impairments of goodwill or patents have been estimated by management as of September 30, 2019.

Accounting Pronouncements Recently Adopted

On July 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers. Refer to Note 5 for further information.

On July 1, 2019, the Company adopted ASU 2016-02, Topic 842 – Leases. Refer to Note 3 for further information.

2.	INVENTORIES

Inventories are stated at the lower of cost (first-in, first-out) or market and consisted of the following:

	September 30, 2019	June 30, 2019
Raw Materials	$693,257	$578,856
Work-In-Progress	588,439	409,019
Finished Goods	790,156	746,729
Total Inventories	$2,071,852	$1,734,604

3.	LEASE OBLIGATIONS

The Company entered into a five-year capital lease obligation in January 2016 for the acquisition of manufacturing equipment totaling $51,252.

In February 2016, FASB issued ASU 2016-02, “Leases” (Topic 842). ASU 2016-02 requires the recognition of lease asset and lease liabilities by lessees for those leases currently classified as operating leases with terms greater than twelve months and make certain changes to the accounting for lease expenses. The Company adopted this standard effective July 1, 2019 and has reflected its impact upon the El Paso, Texas facility operating lease entered into on July 1, 2019 in connection with the Ross Optical acquisition. The facility lease is a three-year operating lease obligation with total remaining minimum lease payments of $170,172 at September 30, 2019. Total rent expense including base rent and common area expenses were $17,089 during the three months ended September 30, 2019. Included in the accompanying balance sheet at September 30, 2019 is a right-of-use fixed asset of $158,690 and current and long-term right-of-use operating lease liabilities of $54,310 and $104,380, respectively.

F-26

At September 30, 2019, future minimum lease payments under the capital lease and operating lease obligations are as follows:

Fiscal Year Ending September 30:	Capital Lease	Operating Lease
2020	$7,688	$45,571
2021	5,126	61,779
2022	–	62,822
Total Minimum Payments	12,814	$170,172
Less: amount representing interest	548
Present value of minimum lease payments	12,266
Less: current portion	9,731
	$2,535

4.	STOCK-BASED COMPENSATION

Stock Options

The measurement and recognition of compensation costs for all stock-based awards made to employees and the Board of Directors are based upon fair value over the requisite service period for awards expected to vest. The Company estimates the fair value of share-based awards on the date of grant using the Black-Scholes option-pricing model. The following table summarizes stock-based compensation expense resulting from outstanding stock options for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
	2019	2018
Cost of Goods Sold	$11,233	$–
Research and Development Expenses	12,684	2,411
Selling, General and Administrative Expenses	52,588	130,573
Stock Based Compensation Expense	$76,505	$132,984

No compensation has been capitalized because such amounts would have been immaterial.

The following tables summarize stock option activity for the three months ended September 30, 2019:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Life
Outstanding at June 30, 2019	1,819,500	$0.87	7.05 years
Granted	200,000
Exercised	(12,500)
Outstanding at September 30, 2019	2,007,000	$0.92	7.16 years

F-27

Information related to the stock options outstanding as of September 30, 2019 is as follows:

Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Exercisable Number of Shares	Exercisable Weighted- Average Exercise Price
$0.27	40,000	1.79	$0.27	40,000	$0.27
$0.40	15,000	7.58	$0.40	15,000	$0.40
$0.48	60,000	6.50	$0.48	60,000	$0.48
$0.50	100,000	5.73	$0.50	100,000	$0.50
$0.55	44,000	4.46	$0.55	39,000	$0.55
$0.64	25,000	8.12	$0.64	15,000	$0.64
$0.70	100,000	8.85	$0.70	100,000	$0.70
$0.73	791,000	7.05	$0.73	621,500	$0.73
$0.85	6,000	3.26	$0.85	6,000	$0.85
$0.90	6,000	4.26	$0.90	6,000	$0.90
$0.95	30,000	4.78	$0.95	30,000	$0.95
$1.20	207,800	2.42	$1.20	207,800	$1.20
$1.30	481,000	9.70	$1.30	–	$1.30
$1.35	1,200	0.15	$1.35	1,200	$1.35
$1.42	100,000	9.95	$1.42	–	$1.42
$0.27–$1.42	2,007,000	7.16	$0.92	1,241,500	$0.76

The aggregate intrinsic value of the Company’s “in-the-money” outstanding and exercisable options as of September 30, 2019 was $1,471,040 and $1,108,150, respectively.

Common Stock Award

On August 2, 2018, the Company awarded its Chief Executive Officer 300,000 shares of common stock for services performed through June 30, 2018. As of September 30, 2019, 200,000 shares have been issued. The fair market value of the 300,000 shares on the award date equal to $210,000 has been recorded as general and administrative stock-based compensation expense in the three months ended September 30, 2018.

On September 25, 2019, the Company issued 25,000 shares of restricted common stock to its investor relations firm as partial payment for services to be performed. The closing price of the Company’s stock on the date of issuance of the shares was $1.80 per share, and $45,000 of expense relating to these shares is included in general and administrative expense during the quarter ended September 30, 2019.

5.	REVENUE RECOGNITION

On July 1, 2018, the Company adopted ASU 2014-09 Revenue from Contracts with Customers (ASC 606) using the modified retrospective method for contracts that were not completed as of July 1, 2018, whereby revenues are recognized as the performance obligations to deliver products or services are satisfied and are recorded based on the amount of consideration the Company expects to receive in exchange for satisfying the performance obligations. Most of the Company’s products and services are marketed to medical device companies almost exclusively in the United States. Products and services are primarily transferred to customers at a point in time based upon when services are performed or product is shipped.

Revenues represent the amount of consideration the Company expects to receive from customers in exchange for transferring products and services. Other selling costs to obtain and fulfill contracts are expensed as incurred due to the short-term nature of a majority of its revenues. The Company extends terms of payment to its customers based on commercially reasonable terms for the markets of its customers, while also considering their credit quality. Shipping and handling costs charged to customers are included in revenues.

F-28

The Company disaggregates revenues by product and service types as it believes it best depicts how the nature, amount, timing and uncertainty of revenues and cash flows are affected by economic factors. Revenues are comprised of the following for the three months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
	2019	2018
Engineering Design Services	$409,728	$511,898
Optical Components	1,416,244	298,057
Medical Device Products & Assemblies	689,012	749,503
Total Revenues	$2,514,984	$1,559,458

Contract Assets and Liabilities

The nature of the Company’s products and services does not generally give rise to contract assets as it typically does not incur costs to fulfill a contract before a product or service is provided to a customer. The Company’s costs to obtain contracts are typically in the form of sales commissions paid to employees. The Company has elected to expense sales commissions associated with obtaining a contract as incurred as the amortization period is generally less than one year. These costs have been recorded in selling, general and administrative expenses. As of September 30, 2019, there were no contract assets recorded in the Company’s Consolidated Balance Sheets.

The Company’s contract liabilities arise as a result of unearned revenue received from customers at inception of contracts or where the timing of billing for services precedes satisfaction of our performance obligations. The Company generally satisfies performance obligations within one year from the contract inception date. As of July 1, 2019, contract liabilities were $450,192, which were recorded as customer advances in the Company’s Consolidated Balance Sheets, $216,671 of which was recognized in sales during the three months ended September 30, 2019. As of September 30, 2019, contract liabilities recorded as customer advances were $513,623.

6.	BUSINESS ACQUISITION

On July 1, 2019 the Company acquired the operating assets of Ross Optical Industries, Inc. of El Paso, Texas, a supplier of custom and catalogue optical components sourced through an extensive network of worldwide specialized vendors and sold for industrial, military and medical applications. The acquisition had an effective date of June 1, 2019. One month of the operations of Ross Optical were included in our financial statements for the fiscal year ended June 30, 2019, and all of Ross’ results of operations are included in our financial statements for the three months ended September 30, 2019.

Consolidated unaudited actual and pro forma results of operations for the Company are presented below assuming that the acquisition of the Ross Optical division had occurred on July 1, 2017. Pro forma operating results include net adjustments resulting from the acquisition transaction.

	Three Months Ended September 30,
	2019	2018
	(Actual)	(Pro Forma)

Revenues	$2,514,984	$2,469,816
Net Loss	$(86,110)	$(102,891)
Loss per Share
Basic and diluted	$(0.01)	$(0.01)

Pro forma financial information is not necessarily indicative of the Company’s actual results of operations if the acquisition had been completed at the date indicated, nor is it necessarily an indication of future operating results. Amounts do not include any operating efficiencies or cost saving that the Company believes may become achievable over time.

F-29

ROSS OPTICAL INDUSTRIES, INC.

Financial Statements

For the Years Ended December 31, 2018 and 2017

F-30

INDEPENDENT AUDITORS’ REPORT

To the Stockholders of

Ross Optical Industries, Inc.

El Paso, Texas

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Ross Optical Industries, Inc. (the "Company") as of December 31, 2018 and 2017, the related statements of income, stockholders' equity, and cash flows, for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Stowe & Degon LLC

Westborough, Massachusetts

June 12, 2019

We have served as the Company’s auditors since 2018.

F-31

ROSS OPTICAL INDUSTRIES, INC.

Balance Sheets

For the Years Ended December 31,

	2018	2017

ASSETS
Current Assets:
Cash and cash equivalents	$133,746	$213,694
Accounts receivable (net of allowance for doubtful accounts of $5,120 at December 31, 2018 and $58,000 at December 31, 2017)	616,211	442,965
Inventories	713,208	789,955
Total current assets	1,463,165	1,446,614

Property and Equipment:
Machinery and equipment	975,360	932,276
Leasehold improvements	208,354	196,596
Furniture and fixtures	159,746	149,673
Vehicles	69,494	69,494
	1,412,954	1,348,039
Less: Accumulated depreciation and amortization	(1,269,517)	(1,214,530)
Net fixed assets	143,437	133,509

Other Assets:
Due from related party (Note 2)	2,093,555	1,623,766
Deposit	1,849	1,849
Deferred tax asset, net	281	13,263
Total other assets	2,095,685	1,638,878

TOTAL ASSETS	$3,702,287	$3,219,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank line of credit	$110,000	$130,000
Current portion of long-term debt	103,835	73,037
Accounts payable	402,473	317,698
Customer advances	7,171	37,726
Accrued employee compensation	90,725	118,738
Accrued income taxes	34,872	189,966
Total current liabilities	749,076	867,165

Long Term Debt, net of current portion	352,722	160,890
Commitments (Note 3)	–	–

Stockholders’ Equity:
Common stock, $.01 par value, 10,000,000 shares authorized, 5,112,102 shares issued and 977,776 outstanding	12,010	12,010
Additional paid-in capital	1,154,555	1,154,555
Retained earnings	1,633,844	1,224,301
	2,800,409	2,390,866
Less: Treasury stock, 4,134,326 shares, at cost	(199,920)	(199,920)
Total stockholders’ equity	2,600,489	2,190,946

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,702,287	$3,219,001

The accompanying Notes are an integral part of these financial statements.

F-32

ROSS OPTICAL INDUSTRIES, INC.

Income Statements

For the Years Ended December 31,

	2018	2017

Revenues	$3,914,979	$3,599,524
Cost of goods sold	2,106,935	1,891,290

Gross profit	1,808,044	1,708,234

Selling, general and administrative expenses	1,230,268	1,117,753

Net income from operations	577,776	590,481

Other income (expense)
Interest expense	(9,585)	(9,841)
Other	4,061	6,630
	(5,524)	(3,211)

Net income before income taxes	572,252	587,270

Income tax expense	162,709	205,367

NET INCOME	$409,543	$381,903

The accompanying Notes are an integral part of these financial statements.

F-33

ROSS OPTICAL INDUSTRIES, INC.

Statements of Stockholders’ Equity

For the Years Ended December 31, 2018 and 2017

	Number of Shares	Common Stock	Additional Paid In Capital	Retained Earnings	Treasury Stock	Total Stockholders’ Equity

Balance, January 1, 2017	977,776	$12,010	$1,154,555	$842,398	$(199,920)	$1,809,043
Net income	–	–	–	381,903		381,903
Balance, December 31, 2017	977,776	12,010	1,154,555	1,224,301	(199,920)	2,190,946

Net income	–	–	–	409,543		409,543
Balance, December 31, 2018	977,776	$12,010	$1,154,555	$1,633,844	$(199,920)	$2,600,489

The accompanying Notes are an integral part of these financial statements.

F-34

ROSS OPTICAL INDUSTRIES, INC.

Statements of Cash Flows

For the Years Ended December 31,

	2018	2017

Cash Flows from Operating Activities:
Net income	$409,543	$381,903
Adjustments to reconcile net income to net cash provided by operating activities-
Deferred income taxes	12,982	(16,232)
Depreciation and amortization	54,987	62,527
Changes in operating assets and liabilities-
Accounts receivable	(173,246)	(92,909)
Inventories	76,747	(204,347)
Accounts payable	84,775	3,417
Customer advances	(30,555)	34,613
Accrued employee compensation	(28,013)	75,559
Accrued income taxes	(155,094)	202,641
Net cash provided by operating activities	252,126	447,172

Cash Flows from Investing Activities:
Loan advances to related parties	(469,789)	(255,865)
Purchases of property and equipment	(64,915)	(40,242)
Net cash used in investing activities	(534,704)	(296,107)

Cash Flows from Financing Activities:
Proceeds from long term debt	300,000	–
Repayment of long term debt	(77,370)	(47,792)
Payment of bank line of credit, net	(20,000)	(20,000)
Net cash provided by (used in) financing activities	202,630	(67,792)

Net increase (decrease) in cash and cash equivalents	(79,948)	83,273
Cash and cash equivalents, beginning of year	213,694	130,421

Cash and cash equivalents, end of year	$133,746	$213,694

Supplemental disclosure of cash flow information:
Interest paid during the year	$9,585	$9,841
Income taxes paid during the year	$301,205	$21,087

The accompanying Notes are an integral part of these financial statements.

F-35

ROSS OPTICAL INDUSTRIES, INC.

Notes to Financial Statements

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Nature of Business

Ross Optical Industries, Inc. (the "Company") was founded in 1988 and provides engineering and design services for optical components, assists in procurement, and participates in fabrication, coating, assembly and inspection of the components, to medical, military and industrial customers throughout the United States, Canada and Europe.

(b)	Revenues

The Company recognizes revenues when persuasive evidence of an arrangement exists such as a customer purchase order, delivery has occurred or services have been rendered, the price to the buyer is fixed and determinable, and collectability is reasonably assured.

The Company's shipping terms are typically FOB shipping point.

The sales price of products and services sold is fixed and determinable after receipt and acceptance of a customer’s purchase order or properly executed sales contract, typically before any work is performed. Management reviews each customer purchase order or sales contract to determine that the work to be performed is specified and there are no unusual terms and conditions that would raise questions as to whether the sales price is fixed or determinable. The Company assesses credit worthiness of customers based upon prior history with the customer and assessment of financial condition. Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for that portion of accounts receivable considered to be uncollectible, based upon historical experience and management’s evaluation of outstanding accounts receivable at the end of the year. Bad debts are written off against the allowance when identified.

The Company’s revenue transactions typically do not contain multiple deliverable elements for future performance obligations to customers, other than a standard one-year warranty on materials and workmanship, the estimated costs of which are provided for at the time revenue is recognized.

Revenues for industrial and medical products sold in the normal course of business are recognized upon shipment when delivery terms are FOB shipping point and all other revenue recognition criteria have been met. Gross shipping charges reimbursable from customers, to deliver product, are not significant and are included in the “Revenues” section of the Company’s statements of operations, while shipping costs are classified in the “Cost of goods sold” section of the Company’s statements of operations.

F-36

(c)	Cash and Cash Equivalents

The Company includes in cash equivalents all investments with original maturities of three months or less at the time of acquisition. Cash and cash equivalents of $133,746 and $213,694 at December 31, 2018 and 2017, respectively, include cash in banks only.

(d)	Inventories

Inventories are stated at the lower of cost (using the first-in, first-out method) and net realizable value. Finished goods inventory primarily includes the direct cost of material and related shipping cost for catalogue optical components purchased for resale to customers. Labor and factory overhead to inspect and repackage catalogue components is not significant and is not applied to ending inventory. Custom components purchased for resale to customers is typically processed rapidly upon receipt and shipped to the customer.

Components of inventory at December 31, 2018 and 2017 are as follows:

	2018	2017
Work-in-progress	$155,142	$218,087
Finished goods	558,066	571,868
	$713,208	$789,955

The Company provides for estimated obsolescence on unmarketable inventory as periodic charges to cost of goods sold based on assumptions about future demand and market conditions. Once written down, inventory is not subsequently written back up, as these adjustments to the carrying value of the inventory are considered permanent.

(e)	Property and Equipment

Property and equipment are recorded at cost. Maintenance and repair items are expensed as incurred. The Company provides for depreciation and amortization by charges to operations, using straight-line and declining-balance methods, which allocate the cost of property and equipment over the following estimated useful lives:

Asset Classification	Estimated Useful Life
Machinery and equipment	5-10 years
Leasehold improvements	10-40 years
Furniture and fixtures	1-10 years
Vehicles	3-5 years

Depreciation and amortization expense was $54,987 and $62,528 for the years ended December 31, 2018 and 2017, respectively.

F-37

(f)	Significant Customers and Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of cash and trade accounts receivable. The Company maintains its cash balances in highly rated financial institutions. The Company has not experienced any losses on its cash balances to date. At December 31, 2018, the Company's two largest customer account receivable balances were 15% and 13%, respectively, of total accounts receivable. At December 31, 2017, receivables from the Company's two largest customers were 18% and 11%. No other customer accounted for more than 10% of the Company's receivables at December 31, 2018 and 2017.

The allowance for doubtful accounts receivable was $5,120 and $8,000 at December 31, 2018 and 2017, respectively, and the Company did not experience any material losses related to accounts receivable from individual customers during the years then ended. The Company generally does not require collateral or other security as a condition of sale; rather it relies on credit approval, balance limitation and monitoring procedures to control credit risk of trade account financial instruments, and occasionally requests certain orders be partially paid in advance by new customers for larger, special application products. Management believes the allowance for doubtful accounts, which is established based upon review of specific account balances and historical experience, is adequate as of December 31, 2018 and 2017.

(g)	Fair Value of Financial Instruments

Financial instruments consist principally of cash and cash equivalents, accounts receivable and accounts payable. The estimated fair value of these financial instruments approximated their carrying value due to their short-term nature.

(h)	Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(i)	Warranty Costs

The Company does not incur future performance obligations as part of sales arrangements with customers in the normal course of business. The Company does warrant its products for one year after sale. Warranty returns for damaged product are recognized in cost of goods sold in the accompanying financial statements in the year the products are returned to the Company for repair or replacement, and totaled $26,577 and $13,773 in the years ended December 31, 2018 and 2017, respectively.

(j)	Research and Development

The Company does not invest in research and development activities, except in connection with a purchase order arrangement with a customer for a specific service order. Such costs are included in the cost of products sold to the customer.

F-38

(k)	Comprehensive Income

Comprehensive income or loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owners sources. The Company's comprehensive income for the years ended December 31, 2018 and 2017 was equal to the net income for the same periods.

(l)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the likelihood of utilization of existing deferred tax assets, management has considered historical results of operations and the current operating environment.

(m)	Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by management of the Company in making decisions about how to allocate resources and assess performance. To date, the Company has viewed its operations and manages its business as a principally one segment.

(n)	Use of Estimates

The preparation of financial statements in conformity with accounting standards generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)	RELATED PARTY TRANSACTIONS

(a)	Ross Special Tactical Optics, LLC

Amounts due from related parties represent loan advances made to Ross Special Tactical Optics, LLC, a start-up business which is owned by the Company’s founder and majority shareholder. Loan advances due to the Company of $2,093,555 and $1,623,766 at December 31, 2018 and 2017, respectively, have been made by the Company on open account, bear no interest or specific repayment terms, and have been classified as long term assets due to the uncertainty of their repayment.

(b)	Aspheric Technology, Inc.

The Company has an agreement to maintain inventory items owned by Aspheric Technology, Inc., (“Aspheric”), in which the Company’s founder and majority shareholder owns a minority interest of approximately 35%. The Company receives approximately 66% of the revenue from the sale of this inventory and the remainder is remitted to Aspheric. Sales of this inventory by the Company during the years ended December 31, 2018 and 2017 resulted in amounts due to Aspheric of $10,677 and $12,442, respectively of which $8,479 and $44,000 had not been paid to Aspheric at December 31, 2018 and 2017, respectively, and are included in Accounts Payable in the accompanying balance sheets.

F-39

(3)	COMMITMENTS

The Company conducts its business in a single facility in El Paso, Texas pursuant to an operating lease which expires on May 31, 2019. The lease calls for monthly lease payments in the amount of $3,309, plus common area maintenance costs, which are currently $1,688 per month. Rent expense on operating leases was $60,914 and $55,679 for the years ended December 31, 2018 and 2017 respectively.

At December 31, 2018, future minimum lease payments under the operating lease agreement through May 31, 2019 are approximately $24,835. As of the date of issuance of these financial statements on June 12, 2019, the Company and the landlord have verbally agreed to holding over the lease on a month to month basis until its renegotiation or termination.

(4)	FINANCING ACTIVITIES

(a)	Bank Line of Credit

The Company has a $150,000 demand Line of Credit with a bank with outstanding balances of $110,000 and $130,000 at December 31, 2018 and 2017, respectively. The Line of Credit is secured by all accounts receivable and inventory of the Company and guaranteed by the Company’s founder and majority shareholder. Borrowings on the Line of Credit are limited to 80% of accounts receivable with interest payable at the published prime rate plus 2%, or 7.5% per annum at December 31, 2018.

(b)	Long Term Debt

Long term debt consists of the following at December 31, 2018 and 2017:

	2018	2017
Equipment note payable to bank with monthly principal and interest payments of $2,254 and interest at the published prime rate plus 1.5% or 7% per annum at December 31, 2018. This note matured in January 2019. Collateralized by certain equipment and guaranteed by the Company’s founder.	$1,495	$29,760

Note payable to bank with monthly principal payments of $4,167 plus interest at the published prime rate plus 2.5% or 8% per annum at December 31, 2018. Collateralized by all assets of the Company, a $500,000 life insurance policy on the Company’s founder, and guaranteed by the Company’s founder and Ross Special Tactical Optics, LLC. This note matures in August 2021.	158,333	204,167

Note payable to bank with monthly principal and interest payments of $5,954 and interest fixed at 7% per annum. Collateralized by all assets of the Company and guaranteed by the Company’s founder. This note matures in September 2023.	296,729	–
	456,557	233,927
Less current maturities	103,835	73,037
	$352,722	$160,890

Principal payments due on notes payable to bank are as follows for the years ended December 31,:

2019	$103,835
2020	106,123
2021	118,513
2022	64,531
2023	63,555
$456,557

F-40

(5)	INCOME TAXES

The Company has identified its federal tax return and its state tax returns in Texas, California, Florida, New York, Pennsylvania and Georgia as "major" tax jurisdictions. The periods subject to examination for its federal income tax returns are the years 2016 and thereafter, and for state income tax returns from the year 2015 and thereafter.

The Company’s income tax provision for the years ended December 31, 2018 and 2017 was as follows:

	2018	2017
Current
Federal	$121,517	$200,946
State	28,210	20,653
Total current income tax	149,727	221,599
Deferred
Federal	10,485	(12,243)
State	2,497	(3,989)
Total deferred income tax	12,982	(16,232)
Total current and deferred income tax expense	$162,709	$205,367

A reconciliation of the federal statutory rate to the Company's effective tax rate for the years ended December 31, 2018 and 2017 is as follows:

	2018	2017
Income tax expense (benefit) at federal statutory rate	21.0%	34.0%
Increase (decrease) in tax resulting from:
State taxes, net of federal benefit	1.0	1.1
Nondeductible items –
Officer’s life insurance	1.0	1.0
Other	1.8	(1.1)
Effective tax rate	24.8%	35.0%

The components of deferred tax assets and liabilities at December 31, 2018 and 2017 are approximately as follows:

	2018	2017
Deferred tax assets
Vacation and bonus pay accrual	$21,841	$27,935
Bad debt reserve	1,331	2,080
Gross deferred tax assets	23,172	30,015
Deferred tax liabilities
Accelerated depreciation for income tax purposes	22,891	16,752
Gross deferred tax liabilities	22,891	16,752
Net deferred tax assets	$281	$13,263

(6)	EMPLOYEE BENEFIT PLAN

The Company offers a SIMPLE IRA plan to its employees. All employees with at least $5,000 in annual compensation are eligible to participate. The Company matches each employee's contribution up to a maximum of 3.00% of the participant's compensation. Employees are immediately vested in matching contributions made by the Company, which totaled $20,600 and $19,583 in the years ending December 31, 2018 and 2017, respectively.

F-41

ROSS OPTICAL INDUSTRIES, INC.

Financial Statements

(Unaudited)

For the Three Months Ended March 31, 2019 and 2018

F-42

ROSS OPTICAL INDUSTRIES, INC.

Balance Sheets

(Unaudited)

	March 31, 2019	December 31, 2018

ASSETS
Current Assets:
Cash and cash equivalents	$267,422	$133,746
Accounts receivable, net	499,072	616,211
Inventories, net	615,534	713,208
Prepaid expenses	2,978	–
Total current assets	1,385,006	1,463,165

Property and Equipment, net	130,800	143,437

Other Assets:
Due from related party	2,105,604	2,093,555
Other	2,130	2,130
Total other assets	2,107,734	2,095,685

TOTAL ASSETS	$3,623,540	$3,702,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Bank line of credit	$110,000	$110,000
Current portion of long-term debt	103,261	103,835
Accounts payable	298,090	402,473
Accrued employee compensation	36,508	90,725
Accrued other	78,246	42,043
Total current liabilities	626,105	749,076

Long Term Debt, net of current portion	326,560	352,722

Stockholders’ Equity:
Common stock, $.01 par value, 10,000,000 shares authorized, 5,112,102 shares issued and 977,776 outstanding	12,010	12,010
Additional paid-in capital	1,154,555	1,154,555
Retained earnings	1,704,230	1,633,844
	2,870,795	2,800,409
Less: Treasury stock, 4,134,326 shares, at cost	(199,920)	(199,920)
Total stockholders’ equity	2,670,875	2,600,489

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,623,540	$3,702,287

F-43

ROSS OPTICAL INDUSTRIES, INC.

Income Statements

(Unaudited)

For the Three Months Ended March 31,

	2019	2018

Revenues	$1,026,984	$1,006,981
Cost of goods sold	565,658	526,404

Gross profit	461,326	480,577

Selling, general and administrative expenses	362,876	323,676

Net income from operations	98,450	156,901

Other income (expense)	(1,102)	(2,018)

Net income before income taxes	97,348	154,883

Income tax expense	22,365	32,525

NET INCOME	$74,983	$122,358

F-44

ROSS OPTICAL INDUSTRIES, INC.

Statements of Stockholders’ Equity

(Unaudited)

For the Three Months Ended March 31, 2019 and 2018

	Number of Shares	Common Stock	Additional Paid In Capital	Retained Earnings	Treasury Stock	Total Stockholders’ Equity

Balance, January 1, 2018	977,776	$12,010	$1,154,555	$1,224,301	$(199,920)	$2,190,946
Net income	–	–	–	122,358		122,358
Balance, March 31, 2018	977,776	12,010	1,154,555	1,346,659	(199,920)	2,313,304

	Number of Shares	Common Stock	Additional Paid In Capital	Retained Earnings	Treasury Stock	Total Stockholders’ Equity

Balance, January 1, 2019	977,776	$12,010	$1,154,555	$1,633,844	$(199,920)	$2,600,489
Net income	–	–	–	74,983		74,983
Balance, March 31, 2019	977,776	12,010	1,154,555	1,704,230	(199,920)	2,675,472

F-45

ROSS OPTICAL INDUSTRIES, INC.

Statements of Cash Flows

(Unaudited)

For the Three Months Ended March 31,

	2019	2018

Cash Flows from Operating Activities:
Net income	$74,983	$122,358
Adjustments to reconcile net income to net cash provided by operating activities-
Depreciation and amortization	17,001	15,661
Changes in operating assets and liabilities-
Accounts receivable, net	117,139	29,368
Inventories, net	97,674	150,378
Prepaid expenses	(2,978)	–
Accounts payable	(104,383)	(161,097)
Accrued other	(22,611)	(31,614)
Net cash provided by operating activities	176,825	125,054

Cash Flows from Investing Activities:
Loan advances to related party	(12,049)	(26,837)
Purchases of property and equipment	(4,364)	(370)
Net cash used in investing activities	(16,413)	(27,207)

Cash Flows from Financing Activities:
Repayment of long term debt	(26,736)	(14,691)
Advances on bank line of credit	–	(20,000)
Net cash used in financing activities	(26,736)	(34,691)

Net increase in cash and cash equivalents	133,676	63,156
Cash and cash equivalents, beginning of period	133,746	213,694

Cash and cash equivalents, end of period	$267,422	$276,850

Supplemental disclosure of cash flow information:
Interest paid during the period	$1,550	$2,484
Income taxes paid during the period	$751	$100,000

F-46

PRECISION OPTICS CORPORATION, INC.

Pro forma Financial Information

(Unaudited)

Reflecting the acquisition of certain assets and liabilities of Ross Optical Industries, Inc.

As of March 31, 2019 and

For the Fiscal Year Ended June 30, 2018 and the Nine Months ended March 31, 2019

F-47

Pro Forma Balance Sheets

As of March 31, 2019

(Unaudited)

			Adjustments
	Precision Optics Corporation, Inc.	Ross Optical Industries, Inc.	Equity	Net Asset	Excluded		Pro Forma
	3/31/2019	3/31/2019	Financing	Purchase	Net Assets	Write Ups	3/31/2019
			(Note 1)	(Note 2)	(Note 3)	(Note 4)
Currrent Assets:
Cash and equivalents	1,352,767	267,422	930,000	(1,400,000)			1,150,189
Accounts receivable, net	826,828	499,072					1,325,900
Inventories, net	1,129,846	615,534					1,745,380
Prepaid expenses	139,438	2,978					142,416
Total current assets	3,448,879	1,385,006					4,363,885

Property and Equipment, net	137,770	130,800				97,253	365,823

Other Assets:
Due from Related Parties	–	2,105,604			(2,105,604)		-
Other	49,807	2,130					51,937
Goodwill	–	–				759,890	759,890
	49,807	2,107,734					811,827

TOTAL ASSETS	3,636,456	3,623,540					5,541,535

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Bank line of credit	–	110,000			110,000		-
Current portion of long-term debt	9,416	103,261			103,261		9,416
Accounts payable	644,729	298,090					942,819
Customer advances	258,928	18,732					277,660
Accrued Employee Compensation	194,354	36,508					230,862
Accrued other	90,000	54,918		(100,000)	33,169		211,749
Total current liabilities	1,197,427	621,509					1,672,506

Long Term Debt	7,481	326,560			326,560		7,481

Contingent earnout obligations				(500,000)			500,000

Stockholders' Equity
Common stock	120,382	12,010	(6,080)		12,010		126,462
Additional paid-in capital	47,839,004	1,154,555	(923,920)		1,154,555		48,762,924
Retained earnings	(45,527,838)	1,708,826			1,708,826		(45,527,838)
	2,431,548	2,875,391					3,361,548
Treasury stock	–	(199,920)			(199,920)		-
Total Stockholders' Equity	2,431,548	2,675,471					3,361,548

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	3,636,456	3,623,540					5,541,535

F-48

Notes to Pro Forma Balance Sheets at March 31, 2019.

The following notes describe the pro forma adjustments made to the consolidated balance sheets of Precision Optics Corporation, Inc (“POC”) and Ross Optical Industries, Inc. (“ROI”) as though POC acquired the ROI net assets on March 31, 2019. Prior to the acquisition of ROI by POC there were no intercompany transactions between the companies.

Note 1. Concurrent with the acquisition of ROI, POC sold 760,000 shares of common stock for $1.25 per share resulting in estimated net proceeds of $930,000. The net proceeds were used toward the acquisition of the net operating assets of ROI.

Note 2. POC paid $2,000.000 cash to purchase the net operating assets of ROI, including $1,400,000 at closing, $100,000 to be paid within sixty days after closing subject to holdback adjustments, and $500,000 subject to certain earn out criteria relating the operating performance of ROI during the first three fiscal years following the acquisition transaction.

Note 3. POC acquired certain operating assets and assumed certain operating liabilities as of the acquisition date. These adjustments reflect the removal of the assets and liabilities not acquitted or assumed by POC.

Note 4. The assets acquired by POC have been recorded at their fair market value, including an increase of $97,253 from the net book value of certain fixed assets. Goodwill has also been recorded representing the excess of the consideration paid and liabilities assumed in excess of the fair market value of the assets acquired. POC believes the goodwill recorded reasonably estimates the value of the operating business of ROI including its tangible business assets and its intangible assets as a long-standing and successfully operating optics company.

F-49

Pro Forma Statements of Operations

Year Ended June 30, 2018

(Unaudited)

			Adjustments
	Precision Optics Corporation, Inc. Year Ended	Ross Optical Industries, Inc. Year Ended	Owners' Salary	Bank Debt	Added	Federal Income	Pro Forma Year Ended
	6/30/2018	6/30/2018	& Bonus	Interest	Depr Exp	Tax Expense	6/30/2018
			(Note 1)	(Note 2)	(Note 3)	(Note 4)

Revenues	4,038,048	3,894,277					7,932,325

Cost of goods sold	2,556,130	2,034,370			19,451		4,609,951

Gross Profit	1,481,918	1,859,907					3,322,374

Research and development expenses	456,377	–					456,377
Selling, general and administrative expense	1,374,160	1,197,739	(200,590)				2,371,309
	1,830,537	1,197,739					2,827,686

Net income (loss) from operations	(348,619)	662,168					494,688

Other (income) expense
Interest expense	1,859	9,985		(9,985)			1,859
Other	–	(6,670)					(6,670)
	1,859	3,315					(4,811)

Net income (loss) before taxes	(350,478)	658,853					499,499

Income tax expense	912	199,295				(173,025)	27,182

Net income (loss)	(351,390)	459,558					472,317

Notes to Pro Forma Statements of Operations for the year ended June 30, 2018

The following notes describe the pro forma adjustments made to the consolidated statements of operations of Precision Optics Corporation, Inc (“POC”) and Ross Optical Industries, Inc. (“ROI”) for the year ended June 30, 2018 as though POC acquired the ROI net assets as of July 1, 2017. Prior to the acquisition of ROI by POC there were no intercompany transactions between the companies.

Note 1. The founder and CEO of ROI will not continue with POC after the acquisition, therefore, his $120,000 annual salary as well as the executive bonuses paid to the owners of ROI are removed from the pro forma statement of operations.

Note 2. POC did not assume any ROI bank debt and therefore interest expense is removed from the pro forma statement of operations.

Note 3. Due to the $97,253 write up of fixed assets to their fair market value additional depreciation is added to this pro forma statement of operations assuming a five year useful life and straight line depreciation.

Note 4. As of June 30, 2018 POC has an estimated $5.5 million in Federal net operating loss carry-forwards and an estimated $2.9 million for state purposes which can be used to offset taxable income generating in future years by the POC and ROI combined operations. Therefore, the federal tax expense of ROI has been removed from this pro forma statement of operations assuming the application of POC net operating loss carry-forwards.

Deferred tax assets resulting from future application of POC net operating loss carry forwards have been discounted to zero as of the date of these pro forma financial statements since the realization of the NOL carry forwards by future taxable income is currently uncertain.

F-50

Pro Forma Statement of Operations

Nine Months Ended March 31, 2019

(Unaudited)

			Adjustments
	Precision Optics Corporation, Inc. Nine Months	Ross Optical Industries, Inc. Nine Months	Owners' Salary	Bank Debt	Added	Federal Income	Pro Forma Nine Months
	3/31/2019	3/31/2019	& Bonus	Interest	Depr Exp	Tax Expense	3/31/2019
			(Note 1)	(Note 2)	(Note 3)	(Note 4)

Revenues	4,423,763	2,981,418					7,405,181

Cost of goods sold	3,149,598	1,631,008			14,588		4,795,194

Gross Profit	1,274,165	1,350,410					2,609,987

Research and development expenses	347,851	–					347,851
Selling, general and administrative expense	1,430,880	1,006,653	(162,973)				2,274,560
	1,778,731	1,006,653					2,622,411

Net income (loss) from operations	(504,566)	343,757					(12,424)

Other (income) expense
Interest expense	1,150	5,858		(5,858)			1,150
Other		(3,983)					(3,983)
	1,150	1,875					(2,833)

Net income (loss) before taxes	(505,716)	341,882					(9,591)

Income tax expense	–	77,903				(72,000)	5,903

Net income (loss)	(505,716)	263,979					(15,494)

Notes to Pro Forma Statements of Operations for the nine months ended March 31, 2019

The following notes describe the pro forma adjustments made to the consolidated statements of operations of Precision Optics Corporation, Inc (“POC”) and Ross Optical Industries, Inc. (“ROI”) for the nine month period ended March 31, 2019 as though POC acquired the ROI net assets as of July 1, 2017. Prior to the acquisition of ROI by POC there were no intercompany transactions between the companies.

Note 1. The founder and CEO of ROI will not continue with POC after the acquisition, therefore, the nine month portion of his $120,000 annual salary as well as the executive bonuses paid to the owners of ROI are removed from the pro forma statement of operations.

Note 2. POC did not assume any ROI bank debt and therefore interest expense is removed from the pro forma statement of operations.

Note 3. Due to the $97,253 write up of fixed assets to their fair market value additional depreciation is added to this pro forma statement of operations assuming a five year useful life and straight line depreciation.

Note 4. As of June 30, 2018 POC has an estimated $5.5 million in Federal net operating loss carry-forwards which can be used to offset taxable income generating in future years by the POC and ROI combined operations. Therefore, the federal tax expense of ROI has been removed from this pro forma statement of operations assuming the application of POC net operating loss carry-forwards.

Deferred tax assets resulting from future application of POC net operating loss carry forwards have been discounted to zero as of the date of these pro forma financial statements since the realization of the NOL carry forwards by future taxable income is currently uncertain.

F-51

Pro Forma Statement of Operations

Precision Optics Corporation, Inc. and Ross Optical Industries, Inc.

Year Ended June 30, 2019

(Unaudited)

			Adjustments
	Precision Optics Corporation, Year Ended 6/30/2019	Ross Optical Industries, Inc. Year Ended 6/30/2019	Owners’ Compensation and Acquisition Expenses	Bank Debt Interest	Added Depreciation Expense	Federal Income Tax Expense	Pro Forma Year Ended 6/30/19
			(Note 1)	(Note 2)	(Note 3)	(Note 4)

Revenues	$6,147,937	$4,391,686	–	–	–	–	$10,539,623

Cost of goods sold	4,357,091	2,365,607	–	–	$19,451	–	6,742,149

Gross Profit	1,790,846	2,026,079	–	–	–	–	3,797,474

Research and development expenses	505,300	–	–	–	–	–	505,300
Selling, general and administrative expense	1,960,975	1,406,557	$(195,315)	–	–	–	3,172,217

Business acquisition expense	128,111	–	$(128,111)	–	–	–	–
	2,594,386	1,406,557	–	–	–	–	3,677,517

Net income (loss) from operations	(803,540)	619,522	–	–	–	–	119,957

Other (income) expense			–	–	–	–
Interest expense	1,416	7,898	–	$(7,898)	–	–	1,416
Other		(4,317)	–	–	–	–	(4,317)
	1,416	3,581	–	–	–	–	(2,901)

Net income (loss) before taxes	(804,956)	615,941	–	–	–	–	122,858

Income tax expense	912	135,849	–	–	–	$(135,849)	912

Net income (loss)	$(805,868)	$480,092	–	–	–	–	$121,946

Notes to Unaudited Pro Forma Statements of Operations for the year ended June 30, 2019

The following notes describe the pro forma adjustments made to the unaudited consolidated statement of operations of Precision Optics Corporation, Inc. (“POC”) and Ross Optical Industries, Inc. (“ROI”) for the year ended June 30, 2019 as though POC acquired the ROI net assets as of July 1, 2018. Prior to the acquisition of ROI by POC there were no intercompany transactions between the companies.

Note 1. The founder and CEO of ROI will not continue with POC after the acquisition, therefore, his annual salary of $120,000 as well as the executive bonuses paid to the owners of ROI are removed from the pro forma statement of operations. Business acquisition costs removed from operating expenses represent direct legal, audit and travel costs incurred as part of the acquisition of the operating assets of Ross Optical Industries, Inc.

F-52

Note 2. POC did not assume any ROI bank debt and therefore interest expense is removed from the pro forma statement of operations.

Note 3. Due to the $97,253 write up of fixed assets to their fair market value additional depreciation is added to this pro forma statement of operations assuming a five-year useful life and straight-line depreciation.

Note 4. As of June 30, 2019 POC has an estimated $9.1 million Federal net operating loss carry-forwards which can be used to offset taxable income generating in future years by the POC and ROI combined operations. Therefore, the federal tax expense of ROI has been removed from this pro forma statement of operations assuming the application of POC net operating loss carry-forwards.

Deferred tax assets resulting from future application of POC net operating loss carry forwards have been discounted to zero as of the date of these pro forma financial statements since the realization of the NOL carry forwards by future taxable income is currently uncertain.

F-53

PROSPECTUS

PRECISION OPTICS CORPORATION, INC.

OFFERING UP TO 760,000 SHARES OF COMMON STOCK